Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated to be effective as of

September 14, 2006

by and between

PARK NATIONAL CORPORATION

and

VISION BANCSHARES, INC.

i

ARTICLE VI - Covenants		50

6.01	Reasonable Best Efforts	50

6.02	Shareholder Approval	50

6.03	Registration Statement	51

6.04	Press Releases	52

6.05	Access; Information	52

6.06	Acquisition Proposals	53

6.07	Affiliate Agreements	54

6.08	Takeover Laws	55

6.09	No Rights Triggered	55

6.10	Conformance of Policies and Practices	55

6.11	Transition	55

6.12	Reports	56

6.13	Exchange Listing	56

6.14	Regulatory Applications	56

6.15	Indemnification	56

6.16	Employment Agreements; Opportunity of Employment; Employee Benefits	58

6.17	Notification of Certain Matters	59

6.18	Boards of Directors of Vision Alabama and Vision Florida	60

6.19	Tax Treatment	60

6.20	No Breaches of Representations and Warranties	60

6.21	Consents	60

6.22	Insurance Coverage	60

6.23	Correction of Information	60

6.24	Delivery of Real Property Documents	60

6.25	Supplemental Assurances	61

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6.26	Exemption from Section 16(b) Liability	61

6.27	Necessary Further Action	61

6.28	Additional Directors	61

ARTICLE VII - Conditions to Consummation of the Merger		63

7.01	Conditions to Each Party’s Obligation to Effect the Merger	63

7.02	Conditions to Obligation of Vision Bancshares	63

7.03	Conditions to Obligation of Park	64

ARTICLE VIII - Termination		65

8.01	Termination	65

8.02	Effect of Termination and Abandonment; Enforcement of Agreement	67

8.03	Termination Fee; Expenses	67

ARTICLE IX - Miscellaneous		68

9.01	Survival	68

9.02	Waiver; Amendment	69

9.03	Counterparts	69

9.04	Governing Law	69

9.05	Expenses	69

9.06	Notices	69

9.07	Entire Understanding; No Third Party Beneficiaries	70

9.08	Interpretation; Effect	70

9.09	Waiver of Jury Trial	71

9.10	Severability	71

9.11	Assignment	71

Exhibit A — Form of FIRPTA Certification — Vision Bancshares, Inc.		A-1
Exhibit B — Form of Vision Bancshares, Inc. Affiliate Agreement		B-1
Exhibits C-1 through C-12 — Forms of Employment Agreements

iii

This AGREEMENT AND PLAN OF MERGER, dated to be effective as of September 14, 2006, is made and entered into by and between Park National Corporation (“Park”), an Ohio corporation having its principal place of business in Newark, Ohio, and Vision Bancshares, Inc. (“Vision Bancshares”), an Alabama corporation having its principal place of business in Panama City, Florida.

RECITALS

A. The Proposed Transaction. The parties to this Agreement intend to effect a strategic business combination through the merger of Vision Bancshares with and into Park.

B. Board Determination. The Board of Directors of Park has determined that the Merger and the other transactions contemplated by this Agreement are consistent with and will further Park’s business strategies and goals and are in the best interests of Park’s shareholders and, therefore, has approved the Merger, this Agreement and the plan of merger contained in this Agreement. The Board of Directors of Vision Bancshares, in connection with the Merger and the other transactions contemplated by this Agreement, has determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are in the best interests of Vision Bancshares and its shareholders and, therefore, has approved the Merger and adopted this Agreement and the plan of merger contained in this Agreement.

C. Intended Tax Treatment. The parties to this Agreement intend that the Merger be treated as a reorganization described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and intend for this Agreement to constitute a “plan of reorganization” within the meaning of the Code.

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants, representations, warranties and agreements contained herein, intending to be legally bound hereby, the parties agree as follows:

ARTICLE I - Certain Definitions

1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” means any tender or exchange offer for more than 25% of the equity securities of Vision Bancshares, Vision Alabama or Vision Florida, any proposal for a merger, consolidation or other business combination involving Vision Bancshares, Vision Alabama or Vision Florida, or any proposal or offer to acquire in any manner a greater-than-25% equity interest in, or more-than-25% portion of the assets or deposits of, Vision Bancshares, Vision Alabama or Vision Florida, other than the transactions contemplated by this Agreement.

“Affiliate” means, with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Affiliate Agreements” has the meaning set forth in Section 5.02(k)(i)(N).

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

“Alabama Code” means the Alabama Business Corporation Act, as currently in effect.

“Alabama SOS” means the Secretary of State of the State of Alabama.

“AMEX” means the American Stock Exchange LLC.

“Associate” has the meaning set forth in Rule 12b-2 under the Exchange Act.

“BHCA” has the meaning set forth in Section 5.02(a).

“Cash Election” has the meaning set forth in Section 3.01(a)(ii).

“CERCLA” has the meaning set forth in the definition of “Environmental Laws.”

“Change in Recommendation” has the meaning set forth in Section 8.01(f).

“Closing” has the meaning set forth in Section 2.03(a).

“Closing Date” has the meaning set forth in Section 2.03(a).

“Code” has the meaning set forth in Recital C.

“Compensation and Benefit Plans” has the meaning set forth in Section 5.02(m)(i).

“Consultant” means any current or former consultant of Vision Bancshares or any of its Subsidiaries.

“Continuing Employee(s)” has the meaning set forth in Section 6.16(c).

“Contract” means, with respect to any Person, any agreement, indenture, undertaking, debt instrument, contract, lease, understanding or other commitment, whether oral or in writing, to which such Person or any of its Subsidiaries is a party or by which any of them is bound or to which any of their properties is subject.

“Determination Date” has the meaning set forth in Section 8.01(g)(i).

“Director” means any current or former director of Vision Bancshares or any of its Subsidiaries.

“Effective Time” has the meaning set forth in Section 2.02.

“Election” has the meaning set forth in Section 3.02(d).

“Election Deadline” has the meaning set forth in Section 3.02(d).

“Election Form/Letter of Transmittal” has the meaning set forth in Section 3.02(d).

“Election Period” has the meaning set forth in Section 3.02(d).

“Employee” means any current or former employee of Vision Bancshares or any of its Subsidiaries. All references herein to “employees of Vision Bancshares” or “Vision Bancshares employees” shall be deemed to mean employees of Vision Bancshares and its Subsidiaries.

“Employment Agreements” has the meaning set forth in Section 6.16(a).

“Environmental Laws” means all applicable local, state and federal environmental, health and safety Laws, permits, authorizations, common Law or agency requirements, including, without limitation, the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, the regulations promulgated thereunder, and their respective state counterparts.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.02(m)(iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 3.05(a).

“Exchange Fund” has the meaning set forth in Section 3.05(a).

“409A” has the meaning set forth in Section 5.02(m)(xi).

“FDIA” has the meaning set forth in Section 5.02(c)(iii).

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means Federal Home Loan Bank.

“GAAP” means generally accepted accounting principles as adopted for U.S. accounting principles, practices and methods.

“Governing Documents” means with respect to any Person, such Person’s articles of incorporation/certificate of incorporation/articles of association and its constitution/code of regulations/bylaws or other similar governing documents.

“Governmental Authority” means any court, arbitration panel, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

“Hazardous Material” means, collectively, (a) any “hazardous substance” as defined by CERCLA, as amended through the date hereof, or regulations promulgated thereunder, (b) any “hazardous waste” as defined by RCRA, as amended through the date hereof, or regulations promulgated thereunder, and (c) other than common office supplies, any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other applicable federal, state or local Law relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as now in effect.

“Indemnified Party” has the meaning set forth in Section 6.15(a).

“Information” has the meaning set forth in Section 6.05(b).

“Intellectual Property” shall mean Trademarks, inventions and discoveries that may be patentable, patents, trade secrets, copyrightable works, copyrights, and any other intellectual property rights, and including, with respect to any of the foregoing and in any jurisdiction, any and all applications, registrations and rights of registration, reissues, divisions, continuations, continuations-in-part, substitutes, modifications, renewals and extensions.

“IRS” has the meaning set forth in Section 5.02(m)(ii).

The term “knowledge” means, with respect to a party hereto, knowledge of a particular fact or other matter by any officer of that party or of a Subsidiary of that party with the title of not less than a senior vice president, any director of that party or of a Subsidiary of that party, or that party’s in-house legal counsel, if any. An individual will be deemed to have “knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter or a prudent individual would be reasonably expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

“Law” means any federal, state, foreign or local statute, law, rule or resolution or any order, decision, decree, injunction, judgment, award or decree of any Governmental Authority.

“Letter of Transmittal” has the meaning set forth in Section 3.05(c).

“Lien” means any charge, mortgage, pledge, security interest, hypothecation, restriction, claim, option, lien, encumbrance or like interest of any other Person of any nature whatsoever.

“Loans” means loans, leases, extensions of credit (including guarantees), commitments to extend credit and other similar assets or obligations, as the case may be.

“Material” when used in reference to any event, change, effect, development, circumstance or occurrence with respect to any entity means an event, change, effect, development, circumstance or occurrence which is or is reasonably likely to be material in relation to the financial position, results of operations, properties, assets, liabilities or businesses of such entity and its Subsidiaries taken as a whole.

“Material Adverse Effect” means, with respect to any entity, an event, change, effect, development, circumstance or occurrence that, individually or together with any other event, change, effect, development, circumstance or occurrence (a) has or would be reasonably likely to have a material adverse effect on the business, condition (financial or otherwise), results of operations, capitalization, assets (tangible or intangible), liabilities (accrued, contingent or otherwise), regulatory affairs or financial performance of such entity and its Subsidiaries taken as a whole, or (b) materially impairs the ability of such entity to perform its obligations under this Agreement or otherwise materially threatens or materially impedes the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (i) changes after the date of this Agreement in banking and similar Laws of general applicability or interpretations thereof by any Governmental Authority or Regulatory Authority or other changes affecting depository institutions generally (except to the extent that such changes affect Vision Bancshares and its Subsidiaries, on the one hand, or Park and its Subsidiaries, on the other hand, in a manner disproportionate to the effect on depository institutions generally), or changes in GAAP or applicable regulatory accounting principles; (ii) any modifications or changes to valuation policies and practices in connection with the Merger to the extent requested by Park, or restructuring charges requested by Park and taken in connection with the Merger, in each case in accordance with GAAP; (iii) changes resulting from expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with this Agreement or the transactions contemplated by this Agreement; or (iv) actions or omissions of a party which have been waived in accordance with Section 9.02.

“Material Contracts” has the meaning set forth in Section 5.02(k)(ii).

“Material Interest” has the meaning set forth in the definition of “Related Person.”

“Maximum Amount” has the meaning set forth in Section 6.15(b).

“Merger” refers to the merger of Vision Bancshares with and into Park, as described in Section 2.01.

“Merger Consideration” has the meaning set forth in Section 3.01(a).

“NASD” means the National Association of Securities Dealers, Inc.

“New Certificates” has the meaning set forth in Section 3.05(c).

“NQDC Plan” has the meaning set forth in Section 5.02(m)(xi).

“OCC” means the Office of the Comptroller of the Currency.

“Officer” means any current or former officer of Vision Bancshares or any of its Subsidiaries.

“OGCL” shall mean Ohio General Corporation Law, as currently in effect.

“Ohio SOS” means the Secretary of State of the State of Ohio.

“Old Certificate” has the meaning set forth in Section 3.05(c).

“Out-of-Pocket Expenses” has the meaning set forth in Section 8.03(c).

“Park” has the meaning set forth in the preamble to this Agreement.

“Park Articles” means the Articles of Incorporation, as amended, of Park.

“Park Board” means the Board of Directors of Park.

“Park Common Shares” means the common shares, without par value, of Park.

“Park Exchange Value” shall mean $101.00.

“Park Financial Statements” has the meaning set forth in Section 5.03(f)(i).

“Park Reference Price” has the meaning set forth in Section 8.01(g)(i).

“Park Regulations” means the Regulations, as amended, of Park.

“Park SEC Documents” has the meaning set forth in Section 5.03(g)(i).

“Patriot Act” means the USA Patriot Act of 2001, as amended.

“Person” means any individual, bank, corporation, partnership, limited liability company, statutory trust, joint venture, trust, unincorporated association or organization, government body, agency or instrumentality, or any other entity.

“Previously Disclosed” by a party shall mean information set forth in such party’s Disclosure Schedule. Disclosure of any information, agreement or other item in a party’s Disclosure Schedule referenced by a particular Section in this Agreement shall, should the existence of such information, agreement or other item or its contents be relevant to any other Section, be deemed to be disclosed with respect to that Section only if such Section of the Disclosure Schedule contains such information or a specific cross-reference to such other relevant Section (including any specific items or information within such Section) of the Disclosure Schedule.

“Proxy Statement” has the meaning set forth in Section 6.03(a).

“Proxy Statement/Prospectus” has the meaning set forth in Section 6.03(a).

“RCRA” has the meaning set forth in the definition of “Environmental Laws.”

“Reference Period” has the meaning set forth in Section 8.01(g)(i).

“Registration Statement” has the meaning set forth in Section 6.03(a).

“Regulatory Authority” shall mean any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the Ohio Division of Financial Institutions, the Ohio Division of Securities, the Alabama State Banking Department, the Alabama Department of Insurance, the Alabama Securities Commission, the Florida Office of Financial Regulation, the Florida Financial Services Commission, the FRB, the FDIC and the SEC) or the supervision or regulation of such entities or any of their respective Subsidiaries.

“Related Person” means any Person (or family member of such Person) (a) that, directly or indirectly, controls, or is under common control with, Vision Bancshares or any of its Affiliates or Subsidiaries, (b) that serves as a director, officer, employee, partner, member, manager, executor or trustee of Vision Bancshares or any of its Affiliates or Subsidiaries (or in any other similar capacity), (c) that has, or is a member of a group having, direct or indirect beneficial ownership (as defined for purposes of Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least 5% of the outstanding voting power or equity securities or other equity interests representing at least 5% of the outstanding equity interests (a “Material Interest”) in Vision Bancshares or any of its Affiliates or Subsidiaries, (d) in which any Person (or family member of such Person) that falls under clause (a), (b) or (c) above directly or indirectly holds a Material Interest or serves as a director, officer, employee, partner, member, manager, executor or trustee (or in any similar capacity) or (e) that otherwise qualifies as a “related person” for purposes of Item 404 of SEC Regulation S-K as amended in SEC Release No. 33-8732A (dated August 29, 2006).

“Required Party” has the meaning set forth in Section 6.05(b).

“Required Vision Bancshares Vote” has the meaning set forth in Section 5.02(e).

“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, warrants, calls, rights or commitments or agreements relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of, or other equity or voting interests in, such Person.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Starting Date” has the meaning set forth in Section 8.01(g)(i).

“Stock Election” has the meaning set forth in Section 3.01(a)(i).

“Stock Exchange Ratio” has the meaning set forth in Section 3.01(a)(i).

“Subsidiary” and “Subsidiaries” have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC.

“Superior Proposal” has the meaning set forth in Section 6.06.

“Surviving Corporation” has the meaning set forth in Section 2.01.

“Takeover Laws” has the meaning set forth in Section 5.02(o).

“Takeover Provisions” has the meaning set forth in Section 5.02(o).

“Tax” and “Taxes” means (a) all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gross receipts, gains, premium, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Time; and (b) any transferee liability in respect of any items described in clause (a) above.

“Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

“Termination Fee” has the meaning set forth in Section 8.03(a).

“Trademark” means any trademark, service mark, trade name, trade dress, logo or insignia, domain name, or other source or business identifier, including the goodwill associated with any of the foregoing.

“Trading Day” means a day on which actual trades of Park Common Shares occur.

“Treasury Regulations” has the meaning set forth in Section 2.03(c)(iii).

“Treasury Stock” means shares of Vision Bancshares Common Stock held by Vision Bancshares or any of its Subsidiaries, other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

“U. S.” or “United States” means United States of America.

“Vision Alabama” means Vision Bank, an Alabama state banking corporation which is a wholly-owned subsidiary of Vision Bancshares.

“Vision Bancshares” has the meaning set forth in the preamble to this Agreement.

“Vision Bancshares Affiliate” has the meaning set forth in Section 6.07.

“Vision Bancshares Articles” means the Amended and Restated Articles of Incorporation, as amended, of Vision Bancshares.

“Vision Bancshares Board” means the Board of Directors of Vision Bancshares.

“Vision Bancshares Bylaws” means the Bylaws, as amended, of Vision Bancshares.

“Vision Bancshares Common Stock” means the common stock, $1.00 par value per share, of Vision Bancshares.

“Vision Bancshares Disclosure Schedule” has the meaning set forth in Section 5.01.

“Vision Bancshares Dissenting Share” has the meaning set forth in Section 3.09.

“Vision Bancshares ESPP” means the Vision Bancshares, Inc. Employee Stock Purchase Plan, as amended.

“Vision Bancshares Financial Statements” has the meaning set forth in Section 5.02(g)(i).

“Vision Bancshares ISO Common Stock” has the meaning set forth in Section 3.02(g).

“Vision Bancshares Meeting” has the meaning set forth in Section 6.02.

“Vision Bancshares Off Balance Sheet Transaction” has the meaning set forth in Section 5.02(u).

“Vision Bancshares Preferred Stock” means the preferred stock, $1.00 par value per share, of Vision Bancshares.

“Vision Bancshares Real Properties” has the meaning set forth in Section 5.02(y).

“Vision Bancshares Recommendation” has the meaning set forth in Section 6.02.

“Vision Bancshares SEC Documents” has the meaning set forth in Section 5.02(gg).

“Vision Bancshares Stock Option” has the meaning set forth in Section 3.08.

“Vision Bancshares Stock Plans” means the equity-based plans and agreements of Vision Bancshares and its Subsidiaries pursuant to which Rights to purchase Vision Bancshares Common Stock are outstanding immediately prior to the Effective Time pursuant to the Vision Bancshares, Inc. Incentive Stock Compensation Plan, as amended, and the Vision Bancshares, Inc. Director Stock Plan, as amended.

“Vision Bancshares Stock Subscription” means the subscription of a participant in the Vision Bancshares ESPP to purchase shares of Vision Bancshares Common Stock.

“Vision Florida” means Vision Bank, a Florida state bank which is a wholly-owned subsidiary of Vision Bancshares.

ARTICLE II - The Merger

2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, (a) Vision Bancshares shall be merged with and into Park, and (b) the separate corporate existence of Vision Bancshares shall cease and Park shall survive and continue to exist as an Ohio corporation (Park, as the surviving corporation in the Merger, sometimes being referred to herein as the “Surviving Corporation”). At the Effective Time, the Park Articles, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation, until amended in accordance with applicable Law. At the Effective Time, the Park Regulations, as in effect immediately prior to the Effective Time, shall be the regulations of the Surviving Corporation until amended in accordance with applicable Law. At the Effective Time, the individuals serving as directors of Park immediately prior to the Effective Time shall become directors of the Surviving Corporation and each such individual shall serve as a director of the Surviving Corporation for the balance of the term for which such individual was elected a director of Park; provided, however, that Park shall, subject to the requirements of applicable Law and the provisions of the Governing Documents of Park, take all actions necessary to cause J. Daniel Sizemore to become a director of the Surviving Corporation at the Effective Time and he shall serve as a director of the Surviving Corporation in the class of directors whose terms expire at the annual meeting of the shareholders of the Surviving Corporation to be held in 2009. Each director of the Surviving Corporation shall serve as such until his or her successor is duly elected and qualified in the manner provided in the articles of incorporation and regulations of the Surviving Corporation or as otherwise provided by applicable Law or until his or her earlier death, resignation or removal in the manner provided in the articles of incorporation and regulations of the Surviving Corporation or as otherwise provided by applicable Law. At the Effective Time, each individual who is an officer of Park immediately prior to the Effective Time shall become an officer of the Surviving Corporation holding the same office in the Surviving Corporation, in accordance with the regulations thereof, as held with Park immediately prior to the Effective Time. Park may at any time prior to the Effective Time change the method of effecting the Merger (including, without limitation, the provisions of this Article II) if and to the extent Park deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of Vision Bancshares Common Stock as provided for in Article III of this Agreement (subject to adjustment as provided in Sections 3.01 and 3.02), (ii) adversely affect the treatment of the Merger as a reorganization described in Section 368(a) of the Code, or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement. If Park makes such an election, Park and Vision Bancshares shall execute an appropriate amendment to this Agreement in order to reflect such election.

2.02 Effectiveness of the Merger. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the Merger shall become effective upon the latest to occur of the following: (a) the filing of a certificate of merger with the Ohio SOS in accordance with the OGCL; (b) the filing of articles of merger with the Alabama SOS in accordance with the Alabama Code; or (c) such later date and time as may be agreed to in writing by Park and Vision Bancshares and so provided in the certificate of merger and articles of merger filed as set forth above (the time the Merger becomes effective being referred to as the “Effective Time”).

2.03 Closing; Closing Date.

(a) Subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Vorys, Sater, Seymour and Pease LLP, 52 East Gay Street, Columbus, Ohio 43215 or such other location to which the parties agree in writing, commencing at 10:00 a.m., local time, on (i) the date designated by Park that is within 30 days following the satisfaction or waiver of the conditions set forth in Article VII, other than those conditions that by their nature are to be satisfied at the Closing; provided, however, that no such election shall cause the Closing Date to fall after the date specified in Section 8.01(c) of this Agreement or after the date or dates on which any Governmental Authority or Regulatory Authority approval or any extension thereof expires; or (ii) such other date to which the parties agree in writing. The date designated pursuant to this Section 2.03(a) being referred to as the “Closing Date”).

(b) At the Closing, Park shall cause all of the following to be delivered to Vision Bancshares:

(i) Certificates. The certificates of Park contemplated by Sections 7.02(a) and 7.02(b) of this Agreement; and

(ii) Resolutions. Copies of all resolutions adopted by the Park Board (or any committee thereof), approving and adopting this Agreement and authorizing the consummation of the transactions described in this Agreement, accompanied by a certificate of the secretary of Park, dated as of the Closing Date, and certifying (A) the date and manner of adoption of each resolution and (B) that each such resolution is in full force and effect, without amendment or repeal, as of the Closing Date.

(c) At the Closing, Vision Bancshares shall cause all of the following to be delivered to Park:

(i) Certificates. The certificates of Vision Bancshares contemplated by Sections 7.03(a) and 7.03(b) of this Agreement;

(ii) Resolutions. Copies of all resolutions adopted by the Vision Bancshares Board (or any committee thereof) and the shareholders of Vision Bancshares, approving and adopting this Agreement and authorizing the consummation of the transactions described in this Agreement, accompanied by a certificate of the secretary of Vision Bancshares, dated as of the Closing Date, and certifying (A) the date and manner of the adoption of each such resolution and (B) that each such resolution is in full force and effect, without amendment or repeal, as of the Closing Date; and

(iii) FIRPTA Certification. A statement executed on behalf of Vision Bancshares, in the form attached hereto as Exhibit A, dated as of the Closing Date, certifying that the shares of Vision Bancshares Common Stock do not represent United States real property interests within the meaning of Treasury Department regulations (the “Treasury Regulations”) Sections 1.897-2(b)(1) and (h).

2.04 Effects of the Merger. At the Effective Time, the Merger shall have the effects prescribed in the OGCL and the Alabama Code.

ARTICLE III - Consideration; Exchange Procedures

3.01 Merger Consideration.

(a) As used herein, the term “Merger Consideration” per share of Vision Bancshares Common Stock shall mean the consideration described in paragraph (i) or (ii) below, as provided in Section 3.02 and subject to adjustment as provided in Section 3.01(b):

(i) 0.2475 Park Common Shares, which is the number of Park Common Shares (to the nearest ten thousandth of a share) equal to the quotient of $25.00 divided by the Park Exchange Value (the “Stock Exchange Ratio”) to be exchanged for each share of Vision Bancshares Common Stock subject to this election and owned by the holder thereof as of the Effective Time (the “Stock Election”); or

(ii) $25.00 in cash for each share of Vision Bancshares Common Stock subject to this election and owned by the holder thereof as of the Effective Time (the “Cash Election”).

Subject to adjustment as provided in Section 3.01(b), each holder of Vision Bancshares Common Stock shall be permitted to make any combination of the Stock Election and the Cash Election in whole share increments with respect to such holder’s shares of Vision Bancshares Common Stock.

(b) (i) Subject to adjustment for cash paid in lieu of fractional Park Common Shares in accordance with Section 3.04, 50% of the shares of Vision Bancshares Common Stock issued and outstanding as of the Effective Time shall be exchanged for Park Common Shares pursuant to the Stock Election, and 50% of the shares of Vision Bancshares Common Stock issued and outstanding as of the Effective Time shall be exchanged for cash in the amount of $25.00 per share pursuant to the Cash Election (treating all holders of shares of Vision Bancshares Common Stock who exercise dissenters’ rights pursuant to Article 13 of the Alabama Code as having made the Cash Election).

(ii) In the event that holders of shares of Vision Bancshares Common Stock representing more than 50% of the total number of shares of Vision Bancshares Common Stock issued and outstanding as of the Effective Time make the Cash Election and exercise dissenters’ rights pursuant to Article 13 of the Alabama Code with respect to such shares of Vision Bancshares Common Stock, a number of shares of Vision Bancshares Common Stock subject to the Cash Election shall be converted to shares of Vision Bancshares Common Stock subject to the Stock Election so that the total number of shares of Vision Bancshares Common Stock subject to the Cash Election and with respect to which dissenters’ rights have been exercised pursuant to Article 13 of the Alabama Code is equal to 50% of the total number of shares of Vision Bancshares Common Stock issued and outstanding as of the Effective Time. Except with respect to holders of shares of Vision Bancshares Common Stock who exercise dissenters’ rights pursuant to Article 13 of the Alabama Code, each holder of Vision Bancshares Common Stock that has made the Cash Election shall be subject to this conversion with respect to a number of such holder’s shares of Vision Bancshares Common Stock subject to the Cash Election equal to the product of: (A) the total number of shares of Vision Bancshares Common Stock subject to the conversion from the Cash Election to the Stock Election (which number shall exclude shares of Vision Bancshares Common Stock as to which the holders have exercised dissenters’ rights pursuant to Article 13 of the Alabama Code), multiplied by (B) the ratio of (1) the number of such holder’s shares of Vision Bancshares Common Stock subject to the Cash Election, divided by (2) the total number of shares of Vision Bancshares Common Stock as to which the holders have made the Cash Election (which number shall exclude shares of Vision Bancshares Common Stock as to which the holders have exercised dissenters’ rights pursuant to Article 13 of the Alabama Code).

(iii) In the event that holders of shares of Vision Bancshares Common Stock representing more than 50% of the total number of shares of Vision Bancshares Common Stock issued and outstanding as of the Effective Time make the Stock Election, a number of shares of Vision Bancshares Common Stock subject to the Stock Election shall be converted to shares of Vision Bancshares Common Stock subject to the Cash Election so that the total number of shares of Vision Bancshares Common Stock subject to the Stock Election (including shares of Vision Bancshares ISO Common Stock as to which the holders have made a separate Stock Election as provided in Section 3.02(g)) is equal to 50% of the total number of shares of Vision Bancshares Common Stock issued and outstanding as of the Effective Time. Except with respect to holders of Vision Bancshares ISO Common Stock who make a separate Stock Election with respect to such shares as provided in Section 3.02(g), each holder of shares of Vision Bancshares Common Stock that has made the Stock Election shall be subject to this conversion with respect to a number of such holder’s shares of Vision Bancshares Common Stock subject to the Stock Election equal to the product of: (A) the total number of shares of Vision Bancshares Common Stock subject to the conversion from the Stock Election to the Cash Election (which number shall exclude shares of Vision Bancshares ISO Common Stock as to which the holders have made a separate Stock Election as provided in Section 3.02(g)), multiplied by (B) the ratio of (1) the number of such holder’s shares of Vision Bancshares Common Stock subject to the Stock Election, divided by (2) the total number of shares of Vision Bancshares Common Stock as to which the holders have made the Stock Election (which number shall exclude shares of Vision Bancshares ISO Common Stock as to which the holders have made a separate Stock Election as provided in Section 3.02(g)).

3.02 Conversion of Shares.

(a) Outstanding Shares of Vision Bancshares Common Stock. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Vision Bancshares or the holders of record of Vision Bancshares Common Stock, each share of Vision Bancshares Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Vision Bancshares Common Stock to be cancelled or converted to treasury shares of the Surviving Corporation in accordance with Section 3.02(b) and Vision Bancshares Dissenting Shares) shall be converted into and shall represent the right to receive, upon surrender of the Old Certificate representing such share of Vision Bancshares Common Stock, the Merger Consideration.

(b) Treasury Stock and Shares of Vision Bancshares Common Stock Held by Park. At the Effective Time, all shares of Vision Bancshares Common Stock, if any, held by Vision Bancshares as Treasury Stock immediately prior to the Effective Time shall, by virtue of the Merger, be cancelled and retired and shall cease to exist, and no Park Common Shares or other consideration shall be delivered in exchange therefor. At the Effective Time, all shares of Vision Bancshares Common Stock, if any, that are beneficially owned by Park immediately prior to the Effective Time, upon conversion into Park Common Shares by virtue of the Merger, shall become treasury shares of the Surviving Corporation.

(c) Outstanding Park Common Shares. All Park Common Shares, if any, that are owned directly by Vision Bancshares immediately prior to the Effective Time shall become treasury shares of the Surviving Corporation. Each other Park Common Share issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding and unaffected by the Merger.

(d) Procedures for Election. An election form and other appropriate transmittal materials in such form as Park and Vision Bancshares shall mutually agree (the “Election Form/Letter of Transmittal”) shall be mailed to shareholders of Vision Bancshares prior to the Election Period (defined below). The Election Form/Letter of Transmittal will permit holders of shares of Vision Bancshares Common Stock to elect, subject to the provisions of Sections 3.01 and 3.02, the form of Merger Consideration set forth in Section 3.01(a) (the “Election”) that they choose to receive in the Merger, will specify that delivery will be effected, and risk of loss and title to Old Certificates (as defined in Section 3.05(c)) will pass, only upon proper delivery of the Old Certificates to the Exchange Agent and will include instructions and procedures for surrendering Old Certificates in exchange for New Certificates (as defined in Section 3.05(c)). The “Election Period” shall be such period of time as Park and Vision Bancshares shall mutually agree, within which holders of Vision Bancshares Common Stock may validly make an Election, occurring between (A) the date of the mailing by Vision Bancshares of the Proxy Statement for the Vision Bancshares Meeting at which this Agreement is presented for approval by the Vision Bancshares shareholders and (B) the Election Deadline. The “Election Deadline” shall be the time, specified by Park after consultation with Vision Bancshares, on the last day of the Election Period, which shall be the second trading day prior to the Effective Time.

(e) Perfection of the Election. An Election shall be considered to have been validly made by a holder of Vision Bancshares Common Stock only if (i) the Exchange Agent shall have received an Election Form/Letter of Transmittal properly completed and executed by such holder of Vision Bancshares Common Stock, accompanied by a certificate or certificates representing the shares of Vision Bancshares Common Stock as to which such Election is being made, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Vision Bancshares, or containing an appropriate guaranty of delivery in the form customarily used in transactions of this nature from a member of a national securities exchange or a member of the NASD or a commercial bank or trust company in the United States and (ii) such Election Form/Letter of Transmittal and such certificate(s) or such guaranty of delivery shall have been received by the Exchange Agent prior to the Election Deadline.

(f) Withdrawal of Election. Any holder of shares of Vision Bancshares Common Stock or any other Person to whom the subject shares of Vision Bancshares Common Stock are subsequently transferred may at any time prior to the Election Deadline revoke the Election and either (i) submit a new Election Form/Letter of Transmittal in accordance with the procedures in Section 3.02(e) or (ii) withdraw the certificate(s) for shares of Vision Bancshares Common Stock deposited therewith by providing written notice that is received by the Exchange Agent by 5:00 p.m., local time for the Exchange Agent, on the business day prior to the Election Deadline. All Elections will be deemed to be revoked if this Agreement has been terminated in accordance with its terms.

(g) Vision Bancshares ISO Common Stock. Any holder of shares of Vision Bancshares Common Stock who after the date of this Agreement has acquired such shares of Vision Bancshares Common Stock pursuant to the exercise of an “incentive stock option,” as defined in Section 422 of the Code (“Vision Bancshares ISO Common Stock”), shall automatically be deemed to have made the Stock Election in Section 3.01(a)(i) for all purposes if such holder submits the certificates for such shares of Vision Bancshares ISO Common Stock as a separate Stock Election for such shares. Nothing contained in this Section 3.02(g) shall be interpreted or construed to prevent any holder of Vision Bancshares ISO Common Stock from making the Election described in Section 3.02(d) with respect to any share of Vision Bancshares Common Stock which is not a share of Vision Bancshares ISO Common Stock. Certificates representing shares of Vision Bancshares ISO Common Stock shall be marked with a legend indicating their status as shares of Vision Bancshares ISO Common Stock.

(h) No Election. Any holder of Vision Bancshares Common Stock as of the Effective Time who does not submit a properly completed and signed Election Form/Letter of Transmittal that is received by the Exchange Agent at or prior to the Election Deadline, will be deemed to have made an election under Section 3.01(a) for all purposes herein for that form of Merger Consideration as to which less than 50% of the total number of shares of Vision Bancshares Common Stock has been made. Park will have the discretion to disregard immaterial defects in an Election Form/Letter of Transmittal. If Park or its designee reasonably determines that any purported Stock Election or Cash Election was not properly made, such purported Election will be deemed to be of no force and effect and the holder making such Election will be deemed to have made an election in accordance with the first sentence of this Section 3.02(h).

3.03 Rights as Shareholders; Stock Transfers. At the Effective Time, the shares of Vision Bancshares Common Stock shall no longer be outstanding and shall automatically be canceled and cease to exist and holders of Vision Bancshares Common Stock shall cease to be, and shall have no rights as, shareholders of Vision Bancshares, other than to receive the Merger Consideration provided under this Article III and dissenters’ rights under Article 13 of the Alabama Code in the case of Vision Bancshares Dissenting Shares. After the Effective Time, there shall be no transfers on the stock transfer books of Vision Bancshares or the Surviving Corporation of any shares of Vision Bancshares Common Stock (other than Vision Bancshares Dissenting Shares, if applicable).

3.04 Fractional Shares. Notwithstanding any other provision hereof, no fractional Park Common Shares and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger and no Park dividend or other distribution or stock split or combination will relate to any fractional Park Common Share, and such fractional Park Common Shares will not entitle the owner thereof to vote or to any rights of a security holder of Park. Instead, Park shall pay to each holder of Vision Bancshares Common Stock who would otherwise be entitled to a fractional Park Common Share (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fractional Park Common Share to which the holder would be entitled by the Park Exchange Value.

3.05 Exchange Procedures.

(a) Establishment of Exchange Fund. The First-Knox National Bank of Mount Vernon, Mount Vernon, Ohio will act as agent (the “Exchange Agent”) for purposes of conducting the exchange and payment procedures as described in this Article III. Park shall provide to the Exchange Agent the aggregate number of Park Common Shares issuable pursuant to Section 3.01(a), the aggregate amount of cash payable pursuant to Sections 3.01(a), 3.01(b) and 3.04 and the amount of all other cash payable in respect of the Merger, if any, on an “as needed” basis to the Exchange Agent, all of which shall be held by the Exchange Agent in trust for the holders of Vision Bancshares Common Stock (collectively, the “Exchange Fund”). The Exchange Agent shall distribute Park Common Shares and make payment of such cash as provided herein. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Park Common Shares held by it from time to time hereunder, except that it shall receive and hold in trust for the recipients of Park Common Shares until distributed thereto pursuant to the provisions of this Agreement all dividends or other distributions paid or distributed with respect to such Park Common Shares for the account of the Persons entitled thereto. The Exchange Fund shall not be used for any purpose other than as set forth in this Section 3.05.

(b) No Interest. No interest will be paid on any cash, including any cash to be paid in lieu of fractional Park Common Shares or in respect of dividends or distributions, that any Person shall be entitled to receive pursuant to this Article Three.

(c) Surrender Procedures. Promptly after the Effective Time, Park shall cause the Exchange Agent to mail to each holder of record of a certificate representing shares of Vision Bancshares Common Stock (an “Old Certificate”) that was converted pursuant to Section 3.02, but that was not deposited with the Exchange Agent pursuant to Section 3.02(d), both (i) a form of letter of transmittal (the “Letter of Transmittal”) specifying that delivery will be effected, and risk of loss and title to the Old Certificates will pass, only upon proper delivery of the Old Certificates to the Exchange Agent and (ii) instructions and procedures for surrendering Old Certificates in exchange for certificates representing Park Common Shares (“New Certificates”). Upon proper surrender of an Old Certificate for cancellation to the Exchange Agent, together with such Letter of Transmittal, duly executed, following the Effective Time, the holder of such Old Certificate shall receive within five business days of such surrender in exchange therefor (A) a New Certificate representing that number of whole Park Common Shares that such holder has the right to receive pursuant to the provisions of this Article III, and/or (B) a check in an amount equal to the sum of the cash to be paid to such holder as part of the Merger Consideration, the cash to be paid in lieu of any fractional Park Common Shares to which such holder is entitled pursuant to Section 3.04 and/or the cash to be paid in respect of any dividends or distributions with respect to Park Common Shares to which such holder may be entitled pursuant to Section 3.06, after giving effect to any required tax withholdings, and the Old Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Vision Bancshares Common Stock that is not registered in the transfer records of Vision Bancshares, a New Certificate representing the proper number of Park Common Shares may be issued, and/or the cash to be paid as part of the Merger Consideration, in lieu of any fractional Park Common Shares and/or in respect of any dividends or distributions with respect to Park Common Shares may be paid pursuant to Section 3.06, to a transferee if the Old Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer, and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.05(c), each Old Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a New Certificate and/or a check in an amount equal to the sum of the cash to be paid as part of the Merger Consideration, the cash to be paid in lieu of any fractional Park Common Shares and/or the cash to be paid in respect of any dividends or distributions with respect to Park Common Shares to which the holder may be entitled pursuant to Section 3.06 hereof.

(d) Lost, Stolen or Destroyed Vision Bancshares Old Certificates. If any Old Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Park, the posting by such Person of a bond in such reasonable amount as Park may direct as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Old Certificate (i) the number of Park Common Shares to which such Person is entitled pursuant to Section 3.01(a) with respect to the shares of Vision Bancshares Common Stock formerly represented thereby, and/or (ii) a check in an amount equal to the sum of the cash to be paid to such Person as part of the Merger Consideration, the cash to be paid in lieu of any fractional Park Common Shares to which such Person is entitled pursuant to Section 3.04 and/or the cash to be paid in respect of any dividends or distributions with respect to Park Common Shares to which such Person may be entitled pursuant to Section 3.06.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund delivered to the Exchange Agent by Park pursuant to Section 3.05(a) that remains undistributed to the shareholders of Vision Bancshares for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any shareholders of Vision Bancshares who have not complied with this

Article III by such time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration, any cash in lieu of a fractional Park Common Share interest, and any dividends or distributions with respect to Park Common Shares payable in accordance with Section 3.06, in each case without interest.

(f) No Liability. None of Park, Vision Bancshares, the Exchange Agent or the Surviving Corporation shall be liable to any former holder of Vision Bancshares Common Stock for any payment of the Merger Consideration, any cash in lieu of a fractional Park Common Share interest, or any dividends or distributions with respect to Park Common Shares payable in accordance with Section 3.06, delivered to a public official if required by any applicable abandoned property, escheat or similar law.

(g) Withholding Rights. Park or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Vision Bancshares Common Stock such amounts as Park or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code and Treasury Regulations, or any other provision of domestic or foreign tax Law (whether national, federal, state, provincial, local or otherwise). To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Park or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Vision Bancshares Common Stock in respect of which such deduction and withholding were made.

(h) Waiver. The Surviving Corporation may from time to time, in the case of one or more Persons, waive one or more of the rights provided to it in this Article III to withhold certain payments, deliveries and distributions; and no such waiver shall constitute a waiver of its rights thereafter to withhold any such payment, delivery or distribution in the case of any Person.

3.06 Park Dividends and Distributions. Whenever a dividend or other distribution is declared by Park on the Park Common Shares, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all Park Common Shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Park Common Shares as of any time subsequent to the Effective Time shall be delivered to the holder of any Old Certificate until such holder surrenders such Old Certificate for exchange as provided in this Article III. Upon surrender of such Old Certificate, both the Merger Consideration (without interest) and any declared and unpaid dividends payable under this Section 3.06 (without interest) shall be delivered and paid with respect to the shares of Vision Bancshares Common Stock represented by such Old Certificate.

3.07 Anti-Dilution Provisions. In the event Park changes (or establishes a record date for changing) the number of Park Common Shares issued and outstanding between the date hereof and the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, split up, combination, exchange of shares, readjustment or similar transaction with respect to the outstanding Park Common Shares and the record date therefor shall be prior to the Effective Time, the Stock Exchange Ratio shall be proportionately adjusted.

3.08 Vision Bancshares Stock Options; Vision Bancshares ESPP.

(a) Each outstanding option to purchase shares of Vision Bancshares Common Stock under the Vision Bancshares Stock Plans whether vested or unvested, exercisable or un-exercisable (each, a “Vision Bancshares Stock Option”) that has not been exercised and paid for in full in a manner permitted under the terms of the applicable Vision Bancshares Stock Plan on or before the Election Deadline shall be surrendered, cancelled and extinguished and converted into the right to receive an amount of cash equal to (i) the product of $25.00 multiplied by the number of shares of Vision Bancshares Common

Stock subject to the portion of such Vision Bancshares Stock Option which has not been exercised on or before the Election Deadline, minus (ii) the aggregate exercise price for the shares of Vision Bancshares Common Stock subject to the portion of such Vision Bancshares Stock Option which has not been exercised on or before the Election Deadline. Prior to the Election Deadline, Vision Bancshares shall take all actions necessary to cause any provision under plans, programs or arrangements providing for the issuance or grant of any interest in respect of the capital stock of Vision Bancshares or any of its Subsidiaries to terminate as of the Election Deadline, and Vision Bancshares shall ensure that following the Election Deadline, no Employee, Consultant or Director shall have any Rights, other than the right to receive the cash payment described in the first sentence of this Section 3.08(a), in respect of shares of Vision Bancshares Common Stock or any other equity interest in Vision Bancshares under the Vision Bancshares Stock Plans or any other plans, programs or arrangements providing for the issuance or grant of any other Right in respect of the capital stock of Vision Bancshares or any Subsidiary.

(b) Prior to the Election Deadline, Vision Bancshares shall take all actions necessary pursuant to the terms of the Vision Bancshares ESPP to terminate the Vision Bancshares ESPP (and all outstanding Vision Bancshares Stock Subscriptions and other Rights thereunder) effective as of the Election Deadline. Any Employee who is a participant in the Vision Bancshares ESPP and who has not paid the entire balance due for any shares of Vision Bancshares Common Stock for which such Employee has subscribed pursuant to the terms of the Vision Bancshares ESPP may pay such balance in full on or prior to the Election Deadline and receive the applicable shares of Vision Bancshares Common Stock. The failure of a participating Employee to pay such balance in full on or prior to the Election Deadline will be treated as a cancellation of the Employee’s Vision Bancshares Stock Subscription(s) and Vision Bancshares will refund (without interest) all amounts the Employee has had withheld or has paid with respect to the canceled Vision Bancshares Stock Subscription(s).

(c) Prior to the Election Deadline, the Vision Bancshares Board (or, if appropriate, any committee administering the Vision Bancshares Stock Plans and/or the Vision Bancshares ESPP) shall adopt such resolutions and take such actions as are necessary to carry out the terms of this Section 3.08 (without the creation of any additional liability for Vision Bancshares or any of its Subsidiaries).

3.09 Vision Bancshares Dissenting Shares. Anything contained in this Agreement or elsewhere to the contrary notwithstanding, if any holder of an outstanding share of Vision Bancshares Common Stock as of the Effective Time seeks relief as a dissenting shareholder under Article 13 of the Alabama Code (a “Vision Bancshares Dissenting Share”), then such Vision Bancshares Dissenting Share shall not be converted into the right to receive the Merger Consideration, and instead:

(a) Each such Vision Bancshares Dissenting Share shall nevertheless be deemed to be extinguished at the Effective Time as provided elsewhere in this Agreement; and

(b) Each holder perfecting such dissenters’ rights shall thereafter have only such rights (and shall have such obligations) as are provided in Article 13 of the Alabama Code, and the Surviving Corporation shall be required to deliver only such cash payments to which the Vision Bancshares Dissenting Shares are entitled pursuant to Article 13 of the Alabama Code; provided, however, that if any such Person shall forfeit such right to payment of the fair value under Article 13 of the Alabama Code, each such holder’s Vision Bancshares Dissenting Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, as shall have been designated by each such holder, subject to Section 3.01.

Any Election Form/Letter of Transmittal or Letter of Transmittal submitted by a holder of Vision Bancshares Dissenting Shares shall be invalid, unless and until the demand for payment of the fair value of the shares of Vision Bancshares Common Stock shall have been or is deemed to have been withdrawn or forfeited.

Any payments made in respect of Vision Bancshares Dissenting Shares shall be made by Park.

ARTICLE IV - Actions Pending Acquisition

4.01 Forbearances of Vision Bancshares. From the date of this Agreement until the Effective Time, except as expressly contemplated or permitted by this Agreement and/or Previously Disclosed in the Vision Bancshares Disclosure Schedule, without the prior written consent of Park, which consent shall not be unreasonably withheld or delayed, Vision Bancshares will not, and will cause its Subsidiaries not to:

(a) Ordinary Course. Conduct the business of Vision Bancshares and its Subsidiaries other than in the ordinary and usual course consistent with past practice or fail to use reasonable efforts to preserve intact their respective business organizations and assets and maintain their respective rights, franchises and existing relations with customers, suppliers, employees and business associates, or voluntarily take any action which, at the time taken, has or is reasonably likely to have an adverse affect upon Vision Bancshares’ ability to perform any of its obligations under this Agreement, or prevent or materially delay the consummation of the transactions contemplated by this Agreement, or enter into any new line of business or materially change its lending, investment, underwriting, risk, asset liability management or other banking and operating policies, except as required by applicable Law or policies imposed by any Governmental Authority or Regulatory Authority.

(b) Capital Stock. Other than pursuant to Vision Bancshares Stock Options and Vision Bancshares Stock Subscriptions outstanding as of the date of this Agreement and Previously Disclosed in the Vision Bancshares Disclosure Schedule: (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Vision Bancshares Common Stock or any Rights including, without limitation, under the Vision Bancshares Stock Plans or under the Vision Bancshares ESPP; (ii) enter into any agreement with respect to the foregoing; (iii) permit any additional shares of Vision Bancshares Common Stock to become subject to new grants of stock options, stock subscriptions, other Rights or similar stock-based employee rights, including, without limitation, under the Vision Bancshares Stock Plans or under the Vision Bancshares ESPP, except as Previously Disclosed in the Vision Bancshares Disclosure Schedule; (iv) effect any recapitalization, reclassification, stock split, or like change in capitalization; or (v) enter into, or take any action to cause any holders of shares of Vision Bancshares Common Stock to enter into, any agreement, understanding or commitment relating to the right of holders of shares of Vision Bancshares Common Stock to vote any shares of Vision Bancshares Common Stock, or cooperate in the formation of any voting trust or similar arrangement relating to such shares of Vision Bancshares Common Stock.

(c) Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend or distribution on any shares of its capital stock other than dividends from one of the Subsidiaries of Vision Bancshares to the parent of such Subsidiary, directly or indirectly; (ii) otherwise declare or make any distribution on any shares of its capital stock; or (iii) combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(d) Compensation; Employment Agreements; Etc. Enter into, amend, modify, renew or terminate any employment, consulting, severance, change in control or similar agreements or arrangements with any Director, Officer, Employee or Consultant (other than the agreements described in Section 6.16 or as Previously Disclosed in the Vision Bancshares Disclosure Schedule), hire or retain any full-time employee or consultant, other than as replacements for positions then existing, or grant any salary or wage increase or bonus or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to Employees in the ordinary and usual course of business consistent with past practice, (ii) for other changes that are required by applicable Law, or (iii) to satisfy contractual obligations existing as of the date hereof which have been Previously Disclosed in the Vision Bancshares Disclosure Schedule; provided, however, that in 2007, Vision Bancshares shall be permitted to pay to J. Daniel Sizemore a one-time special bonus in the amount of $300,000 in addition to any other bonuses to which Mr. Sizemore may be entitled under the terms of the Compensation and Benefit Plans.

(e) Benefit Plans. Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by applicable Law, (ii) to satisfy contractual obligations existing as of the date hereof which have been Previously Disclosed in the Vision Bancshares Disclosure Schedule or (iii) as contemplated by this Agreement) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement (including any Compensation and Benefit Plan), or any trust agreement (or similar arrangement) related thereto, in respect of any Director, Officer, Employee or Consultant (or any dependent or beneficiary of any of the foregoing Persons), or take any action to accelerate the vesting or exercisability of, or the payment or distribution with respect to, stock options, restricted stock or other compensation or benefits payable thereunder, other than pursuant to this Agreement, or allow for the commencement of any new offering periods under the Vision Bancshares ESPP.

(f) Dispositions. Sell, transfer, mortgage, pledge or subject to any Lien or otherwise encumber or otherwise dispose of any of its assets (tangible or intangible), deposits, business or properties except in the ordinary and usual course of business for full and fair consideration actually received.

(g) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other Person, or acquire mortgage servicing rights, except in connection with existing correspondent lending relationships in the ordinary and usual course of business consistent with past practice.

(h) Governing Documents. Amend or propose to amend the Vision Bancshares Articles, the Vision Bancshares Bylaws or similar Governing Documents of Vision Bancshares, or the Governing Documents of any of the Subsidiaries of Vision Bancshares.

(i) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory accounting principles.

(j) Contracts. Except in the ordinary and usual course of business consistent with past practice or in connection with this Agreement or the transactions contemplated by this Agreement, enter into or terminate any Contract which would be required to be disclosed pursuant to Section 5.03(k) or which would impair the ability of Vision Bancshares to perform its obligations under this Agreement or prevent or materially delay the consummation of the transactions contemplated by this Agreement, amend or modify in any material respect any of its existing Contracts, or enter into any new Contract that would be required to be disclosed pursuant to the standards set forth in Section 5.03(k).

(k) Claims. Except in the ordinary course of business consistent with past practice or in connection with this Agreement or the transactions contemplated by this Agreement, settle any claim, action or proceeding which, individually or in the aggregate for all such settlements, is material to Vision

Bancshares or any of its Subsidiaries or has a material affect on Vision Bancshares or any of its Subsidiaries.

(l) Adverse Actions. Agree, commit or take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied, or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable Law or by any Governmental Authority or Regulatory Authority.

(m) Risk Management. Except pursuant to applicable Law or as required by any Governmental Authority or Regulatory Authority, (i) implement or adopt any material change in its credit risk and interest rate risk management and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk and other risk.

(n) Borrowings. Borrow or agree to borrow any funds, including but not limited to pursuant to repurchase transactions, or directly or indirectly guarantee or agree to guarantee any obligations of others, except, in each case, in the ordinary and usual course of business and with a final maturity of less than one year.

(o) Capital Expenditures. Make any capital expenditure or commitments with respect thereto in an amount in excess of $75,000 for any item or project, or $300,000 in the aggregate for any related items or projects.

(p) New Offices, Office Closures, Etc. Close or relocate any offices at which business is conducted or open any new offices or ATMs.

(q) Taxes. (i) Fail to prepare and file or cause to be prepared and filed in a timely manner consistent with past practice all Tax Returns (whether separate or consolidated, combined, group or unitary Tax Returns that include Vision Bancshares or any of its Subsidiaries) that are required to be filed (with extensions) on or before the Effective Time; provided, however, that Park shall have a reasonable opportunity, beginning at least 15 days prior to the due date thereof, to review and comment on the form and substance of any Tax Returns relating to U.S. federal income tax, Alabama state franchise or commercial activity tax or Florida state franchise or commercial activity tax, (ii) fail to pay any Tax shown, or required to be shown, on any such Tax Return, or (iii) make, change or revoke any election in respect of Taxes, change an annual accounting period, consent to any waiver or extension of the limitation period applicable to any Tax claim or assessment, enter into any closing agreement, settle any claim or assessment in respect of Taxes or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any refund in respect of Taxes or file any amended Tax Return.

(r) Maintenance of Properties and Facilities. Fail to use their commercially reasonable efforts to maintain and keep their respective properties and facilities in their present condition and working order, ordinary wear and tear excepted;

(s) Perform Obligations. Fail to perform all of their respective obligations under all Contracts;

(t) Maintain Insurance Coverage. Fail to maintain insurance coverage with reputable insurers, which in respect of insurers, amounts, premiums, types and risks insured, were maintained by them at June 30, 2006, and upon the renewal or termination of such insurance, fail to use their commercially reasonable efforts to renew or replace such insurance coverage with reputable insurers, which in respect of the amounts, premiums, types and risks insured, were maintained by them at June 30, 2006;

(u) Lending. Establish any new lending programs or make any changes in the respective policies of any Subsidiary of Vision Bancshares concerning which Persons may approve Loans; or originate or issue a commitment to originate any Loan in a principal amount in excess of $1,000,000; provided, however, that Vision Alabama and Vision Florida may renew or refinance any existing Loans with an original principal amount in excess of $1,000,000 if such renewal or refinancing is on substantially the same terms as the original Loan being renewed or refinanced; and provided further, that if Park fails to respond to Vision Bancshares’ written request for approval within two business days after receipt by Park of such written request, such origination of a Loan in a principal amount in excess of $1,000,000, or renewal or refinance of an existing Loan with an original principal amount in excess of $1,000,000, shall be deemed approved by Park.

(v) Interest Rate Swaps and Derivatives. Enter into any interest rate swaps or derivatives or hedge contracts;

(w) Interest Rates. Increase or decrease the rate of interest paid on time deposits or certificates of deposit, except in a manner and consistent with past practices in relation to rates prevailing in the relevant market;

(x) Foreclosures. Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a Phase I environmental report thereon which indicates that the property is free of Hazardous Material; provided, however, that no such report shall be required to be obtained with respect to single-family, non-agricultural residential real property of one acre or less to be foreclosed upon unless Vision Bancshares or the applicable Subsidiary of Vision Bancshares has reason to believe such real property may contain any such Hazardous Material;

(y) Deposit Liabilities. Cause any material adverse change in the amount or general composition of deposit liabilities other than in the ordinary and usual course of business;

(z) Employment Relationships. Other than with respect to employment agreements Previously Disclosed in the Vision Bancshares Disclosure Schedule, take any action nor omit to take any action which would terminate or enable any Employee or Consultant of Vision Bancshares or any of its Subsidiaries to terminate such Employee’s employment or employment agreement (or Consultant’s relationship) without cause or for “good reason” and continue thereafter to receive compensation;

(aa) Related Party Transactions. Make any payment of cash or other consideration to, or make any Loan to or on behalf of, or enter into, amend or grant a consent or waiver under, or fail to enforce, any contract with, any Related Person, except as Previously Disclosed in the Vision Bancshares Disclosure Schedule; or

(bb) Commitments. Agree or commit to do any of the foregoing items in this Section 4.01, except as Previously Disclosed in the Vision Bancshares Disclosure Schedule.

4.02 Forbearances of Park. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of Vision

Bancshares, which consent shall not be unreasonably withheld or delayed, Park will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course. Voluntarily take any action which, at the time taken, has or is reasonably likely to have an adverse affect upon Park’s ability to perform any of its material obligations under this Agreement;

(b) Extraordinary Dividend. Declare, set aside, make or pay any extraordinary or special dividends on Park Common Shares or make any other extraordinary or special distributions in respect of any of its capital stock other than dividends from any Subsidiary of Park to the parent of such Subsidiary;

(c) Governing Documents. Amend the Park Articles, the Park Regulations or the Governing Documents of any of the Park Subsidiaries in a manner that would adversely affect the economic or other benefits of the Merger to the holders of shares of Vision Bancshares Common Stock or to the employees of Vision Bancshares and its Subsidiaries;

(d) Acquisitions. Enter into any agreement to acquire all or substantially all of the capital stock or assets of any other Person or business unless such transaction, to the knowledge of Park, would not be expected to substantially delay the completion of, or materially impair the prospects of completing, the Merger pursuant to this Agreement;

(e) Adverse Actions. Agree, commit or take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied, or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable Law or by any Governmental Authority or Regulatory Authority; or

(f) Commitments. Agree or commit to do any of the foregoing items in this Section 4.02.

ARTICLE V - Representations and Warranties

5.01 Disclosure Schedule. On or prior to the date hereof, Vision Bancshares has delivered to Park a schedule (the “Vision Bancshares Disclosure Schedule”) setting forth, among other things, items, the disclosure of which are necessary or appropriate either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in Section 5.02 or to one or more of Vision Bancshares’ covenants contained in Article IV and Article VI; provided, however, that the mere inclusion of an item in the Vision Bancshares Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Vision Bancshares that such item represents a material exception, fact, event or circumstance, or that such item is reasonably likely to have, or result in, a Material Adverse Effect on Vision Bancshares.

5.02 Representations and Warranties of Vision Bancshares. Subject to Section 5.01 and except as Previously Disclosed in a Section of the Vision Bancshares Disclosure Schedule corresponding to the relevant Section below, Vision Bancshares hereby represents and warrants to Park that each of the following statements is true and accurate:

(a) Organization, Standing and Authority. Vision Bancshares is a corporation duly organized, validly existing and in good standing under the Laws of the State of Alabama and Vision Bancshares is qualified to do business and in good standing in the State of Florida and is not required to be qualified to do business in any other jurisdiction where it owns or leases property or assets or conducts its business. Vision Bancshares is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”). Vision Alabama is an Alabama state bank chartered under the Alabama Banking Code, is a non-member bank of the Federal Reserve and is duly organized, validly existing and in good standing under the Laws of the State of Alabama. Vision Florida is a Florida state bank chartered under the Florida Financial Institutions Codes, is a non-member bank of the Federal Reserve and is duly organized, validly existing and in good standing under the Laws of the State of Florida. Each of Vision Alabama and Vision Florida is not required to be qualified to do business in any foreign jurisdiction where it owns or leases property or assets or conducts its business. True and complete copies of the Vision Bancshares Articles and the Vision Bancshares Bylaws, and the Governing Documents of Vision Alabama, Vision Florida and each of the other Subsidiaries of Vision Bancshares, in each case as amended to the date of this Agreement, have been Previously Disclosed to Park in the Vision Bancshares Disclosure Schedule.

(b) Capital Structure of Vision Bancshares. As of the date of this Agreement, the authorized capital stock of Vision Bancshares consists solely of 10,000,000 shares of Vision Bancshares Common Stock, of which 6,066,624 shares of Vision Bancshares Common Stock were outstanding, and 1,000,000 shares of Vision Bancshares Preferred Stock, none of which were outstanding. As of the date hereof, no shares of Treasury Stock were held by Vision Bancshares and none were otherwise owned by Vision Bancshares. All of the outstanding shares of Vision Bancshares Common Stock have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and are not subject to any preemptive rights (and were not issued in violation of any preemptive rights). All shares of Vision Bancshares Common Stock issued have been issued in compliance in all material respects with all applicable federal and state securities Laws. As of the date of this Agreement, except as set forth in the Vision Bancshares Disclosure Schedule, (i) there were no shares of Vision Bancshares Common Stock or Vision Bancshares Preferred Stock authorized and reserved for issuance, (ii) Vision Bancshares did not have any Rights issued or outstanding with respect to Vision Bancshares Common Stock or Vision Bancshares Preferred Stock, and (iii) Vision Bancshares did not have any commitment to authorize, issue or sell any Vision Bancshares Common Stock, Vision Bancshares Preferred Stock or Rights, except pursuant to this Agreement. As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness of Vision Bancshares, and no securities or other instruments or obligations of Vision Bancshares, the value of which is in any way based upon or derived from any capital or voting stock of Vision Bancshares, having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Vision Bancshares may vote. As of the date of this Agreement, there are no outstanding contractual obligations of Vision Bancshares or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Vision Bancshares Common Stock.

(c) Subsidiaries.

(i) (A) Vision Bancshares has Previously Disclosed in the Vision Bancshares Disclosure Schedule, a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) Vision Bancshares owns, directly or indirectly, all of the issued and outstanding equity securities of or equity interests in each of its Subsidiaries, (C) no equity securities of or other equity interests in any of the Subsidiaries of Vision Bancshares are or may become required to be issued (other than to Vision Bancshares or its wholly-owned Subsidiaries) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which Vision Bancshares or any of its Subsidiaries is or may be bound obligating any such Subsidiary to issue, sell, deliver or otherwise transfer any equity securities of or equity interests in any such Subsidiary (other than to Vision Bancshares or its wholly-owned Subsidiaries), (E) there are no contracts, commitments, understandings or arrangements relating to Vision Bancshares’ rights to vote or to dispose of such securities or interest and (F) all the equity securities of or equity interests in each Subsidiary held by Vision Bancshares or one of its Subsidiaries are fully paid and nonassessable and are owned by Vision Bancshares or such Subsidiary free and clear of any Liens.

(ii) Except as Previously Disclosed in the Vision Bancshares Disclosure Schedule, Vision Bancshares does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership, joint venture or other entity of any kind, other than its Subsidiaries.

(iii) Each of Vision Alabama and Vision Florida is an “insured depository institution” as defined in the Federal Deposit Insurance Act (the “FDIA”) and applicable regulations thereunder and a member of the FHLB of Atlanta.

(iv) Except as Previously Disclosed in the Vision Bancshares Disclosure Schedule, no Subsidiary of Vision Bancshares owns beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership, joint venture or other entity of any kind, other than, in the case of Vision Alabama and Vision Florida, their respective stock of the FHLB of Atlanta.

(v) Each of Vision Bancshares’ Subsidiaries has been duly organized and is validly existing and in good standing under the Laws of the jurisdiction of its organization, and is not required to be qualified to do business in any foreign jurisdiction where it owns or leases property or assets or conducts its business.

(d) Corporate Power; Authorized and Effective Agreement. Each of Vision Bancshares and its Subsidiaries has full power and authority, corporate or otherwise, to carry on its business as it is now being conducted and to own all its properties and assets. Vision Bancshares has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, including the execution and filing of the appropriate certificate of merger with the Ohio SOS and the appropriate articles of merger with the Alabama SOS, and consummate the transactions contemplated by this Agreement, subject to the required approval of this Agreement by the Vision Bancshares shareholders and the obtaining of appropriate approvals of Regulatory Authorities and Governmental Authorities.

(e) Corporate Authority. Subject to the requisite approval of this Agreement by the holders of two-thirds of the outstanding shares of Vision Bancshares Common Stock entitled to vote thereon (the “Required Vision Bancshares Vote”) (which is the only shareholder vote required thereon), the execution, delivery and performance of this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Vision Bancshares and the Vision Bancshares Board on or before the date hereof. The Vision Bancshares Board has duly adopted resolutions (i) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated hereby; (ii) declaring that it is in the best interests of Vision Bancshares’ shareholders that Vision Bancshares enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement; (iii) declaring that this Agreement is fair to Vision Bancshares’ shareholders; (iv) directing that this Agreement be submitted to a vote of Vision Bancshares’ shareholders at the Vision Bancshares Meeting; and (v) recommending that Vision Bancshares’ shareholders approve this Agreement, which resolutions have not been subsequently rescinded, modified or withdrawn in any way as of the date of execution of this Agreement and which will not be subsequently rescinded, modified or withdrawn in any way except as permitted by Section 6.06. This Agreement has been duly executed and delivered by Vision Bancshares and, assuming the due authorization, execution and delivery by Park, constitutes the valid and legally binding obligation of Vision Bancshares, enforceable against Vision Bancshares in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles and except to the extent such enforceability may be limited by Laws relating to the safety and soundness of insured depository institutions as set forth in 12 U.S.C. Section 1818(b) or the appointment of a conservator by the FDIC).

(f) Regulatory Filings; No Defaults.

(i) No consents or approvals of, or declarations, filings or registrations with, any Governmental Authority or Regulatory Authority or with any third party are required to be made or obtained by Vision Bancshares or any of its Subsidiaries in connection with the execution, delivery or performance by Vision Bancshares of this Agreement or to consummate the Merger or the other transactions contemplated hereby, except for (A) filings of applications and notices, as applicable, with and the approval of certain federal and state banking authorities, (B) filings with the SEC and state securities authorities and (C) filings of the appropriate certificate of merger with the Ohio SOS pursuant to the OGCL and the appropriate articles of merger with the Alabama SOS pursuant to the Alabama Code. As of the date of this Agreement, Vision Bancshares is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii) Subject to receipt of the Required Vision Bancshares Vote and the approvals of the Governmental Authorities and Regulatory Authorities referred to above and the expiration of applicable regulatory waiting periods, and required filings under federal and state securities Laws, the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, by Vision Bancshares do not and will not: (A) conflict with, or result in a violation of, or result in the breach of or a default (or with notice or lapse of time would result in a default) under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any provision of any (1) Law, governmental permit or license, or Contract of Vision Bancshares or any of its Subsidiaries or to which Vision Bancshares, any of its Subsidiaries, or Vision Bancshares’ or any of its Subsidiaries’ properties are subject or bound, except, in the case of Contracts, such conflicts, violations, breaches, defaults, Liens, accelerations of remedies or rights of termination which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Vision Bancshares prior to the Merger or on Park upon consummation of the Merger, or (2) any order, writ, judgment, injunction or decree of any Governmental Authority or Regulatory Authority applicable to Vision Bancshares or any of its Subsidiaries, (B) conflict with, or result in a violation of, or result in the breach of or a default (or with notice or lapse of time would result in a default) under, the Vision Bancshares Articles, the Vision Bancshares Bylaws or any other Governing Documents of Vision Bancshares or the Governing Documents of any of Vision Bancshares’ Subsidiaries, or (C) require any consent or approval under any such Law, governmental permit or license, or Contract except, in the case of Contracts, such consents or approvals, the failure of which to be obtained individually or in the aggregate would not reasonably be expected to have a

Material Adverse Effect on Vision Bancshares prior to the Merger or on Park upon consummation of the Merger.

(g) Financial Statements; Internal Controls.

(i) Vision Bancshares has previously delivered to Park true and complete copies of (A) Vision Bancshares’ consolidated statements of financial condition as of December 31, 2003, 2004 and 2005 and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for the fiscal years then ended, including the footnotes thereto, if any, additional or supplemental information supplied therewith and the report prepared in connection therewith by the independent registered public accounting firm auditing such financial statements; and (B) Vision Bancshares’ interim unaudited consolidated financial statements for the three and six months ended June 30, 2006. The documents described in clauses (A) and (B) above (collectively, the “Vision Bancshares Financial Statements”):

(1)	are true, complete and correct;

(2)	are in accordance with the books and records of Vision Bancshares;

(3)	comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto;

(4)	fairly and accurately present the consolidated financial condition of Vision Bancshares and its Subsidiaries as of the dates thereof, and their respective consolidated results of operations and cash flows for the periods then ended, as applicable (except in each case as may be noted therein and subject, in the case of unaudited interim financial statements, to the absence of full footnotes and to normal year-end audit adjustments that are not material in amount or in effect);

(5)	were prepared on a consistent basis throughout the periods involved; and

(6)	have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except in each case as may be noted therein and subject, in the case of unaudited interim financial statements, to the absence of full footnotes and to normal year-end audit adjustments that are not material in amount or in effect).

(ii) Except as disclosed in Section 5.02(g)(ii) of the Vision Bancshares Disclosure Schedule and except as arising under this Agreement, neither Vision Bancshares nor any of its Subsidiaries has any debt, liability, guarantee or obligation of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), other than debts, liabilities, guarantees and obligations which, individually or in the aggregate, do not exceed $10,000, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Vision Bancshares included in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006 (including any footnotes thereto). Except as disclosed in Section 5.02(g)(ii) of the Vision Bancshares Disclosure Schedule, all debts, liabilities and guarantees and obligations of Vision Bancshares and its Subsidiaries since June 30, 2006 have been incurred in the ordinary course of business consistent with past practice and are usual and normal in amount both individually and in the aggregate.

(iii) The records, systems, controls, data and information of Vision Bancshares and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Vision Bancshares or one of its Subsidiaries or their respective accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described below in this Section 5.02(g)(iii). Vision Bancshares and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that: (A) transactions are executed only in accordance with management’s authorization; (B) transactions are recorded as necessary to permit preparation of the financial statements of Vision Bancshares and its Subsidiaries in conformity with GAAP consistently applied with respect to any criteria applicable to such financial statements and to maintain accountability for the property and assets of Vision Bancshares and its Subsidiaries; (C) access to such property and assets is permitted only in accordance with management’s authorization; (D) the reporting of such property and assets is compared with existing property and assets at regular intervals and appropriate action is taken with respect to any differences; and (E) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Vision Bancshares (1) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15 promulgated under the Exchange Act) to ensure that material information relating to Vision Bancshares and its Subsidiaries is made known to management of Vision Bancshares by others within Vision Bancshares and its Subsidiaries as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Vision Bancshares SEC Documents, and (2) has disclosed, based on its most recent evaluation prior to the date hereof, to Vision Bancshares’ outside auditors and the audit committee of the Vision Bancshares Board (y) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15 promulgated under the Exchange Act) that are reasonably likely to adversely affect Vision Bancshares’ ability to record, process, summarize and report financial information and (z) any fraud, whether or not material, that involves management or other employees who have a significant role in Vision Bancshares’ internal control over financial reporting. These disclosures were made in writing by management to Vision Bancshares’ auditors and audit committee and a copy has previously been made available to Park. As of the date hereof, there is no reason to believe that Vision Bancshares’ outside auditors and its principal executive officer and principal financial offer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Sections 302, 404 and 906 of the Sarbanes-Oxley Act,

without qualification (except to the extent expressly permitted by such rules and regulations), when next due.

(iv) Since December 31, 2005, (A) neither Vision Bancshares nor any of its Subsidiaries nor, to Vision Bancshares’ knowledge, any Director, Officer, Employee, auditor, accountant or representative of Vision Bancshares or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Vision Bancshares or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Vision Bancshares or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing Vision Bancshares or any of its Subsidiaries, whether or not employed by Vision Bancshares or one of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Vision Bancshares or any of its Subsidiaries or any of their respective Officers, Directors, Employees or agents to the Vision Bancshares Board or any committee thereof or to any Director or Officer of Vision Bancshares.

(h) Litigation. Except as Previously Disclosed in the Vision Bancshares Disclosure Schedule, there is no suit, action, investigation, audit or proceeding (whether judicial, arbitral, administrative or other) pending or, to Vision Bancshares’ knowledge, threatened against or affecting Vision Bancshares or any of its Subsidiaries, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority outstanding against Vision Bancshares or any of its Subsidiaries.

(i)	Regulatory Matters.

(i) Neither Vision Bancshares nor any of its Subsidiaries or their respective properties is a party to or is subject to any order, judgment, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority.

(ii) Neither Vision Bancshares nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, judgment, decree, agreement, memorandum of understanding or similar arrangement, commitment letter, supervisory letter or similar submission nor to Vision Bancshares’ knowledge, has any Regulatory Authority commenced an investigation in connection therewith.

(j) Compliance with Laws. Except as Previously Disclosed in the Vision Bancshares Disclosure Schedule, each of Vision Bancshares and its Subsidiaries:

(i) has been and is in compliance in all material respects with all Laws applicable thereto or to the employees conducting their respective businesses, including, without limitation, the Patriot Act, the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act (which includes a CRA Rating of “satisfactory” or better), the Home Mortgage Disclosure Act and all other applicable fair lending Laws and other Laws relating to discriminatory business practices;

(ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities and Regulatory Authorities that are required in order to permit them to own or lease their respective properties and to conduct their respective businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; to Vision Bancshares’ knowledge, no suspension or cancellation of any of them has been threatened or would reasonably be expected to occur; and all such filings, applications and registrations are current;

(iii) (A) has not received, since December 31, 2003, any written notification or communication from any Governmental Authority or any Regulatory Authority (1) asserting that Vision Bancshares or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority or Regulatory Authority enforces; (2) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Vision Bancshares’ knowledge, do any grounds for any of the foregoing exist); or (3) restricting or disqualifying any of their activities (except for restrictions generally imposed by rule, regulation or administrative policy on banking organizations generally); (B) is not aware of any pending or threatened investigation, review or disciplinary proceedings by any Governmental Authority against Vision Bancshares or any of its Officers, Directors or Employees; and (C) is not subject to any order or decree issued by, or a party to any agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, or a recipient of any supervisory letter from, and has not adopted any board resolutions at the request of, any Governmental Authority and has not been advised by any Governmental Authority that it is considering issuing or requesting any such agreement or other action.

(k) Material Contracts; Defaults.

(i) Except as set forth in the Vision Bancshares Disclosure Schedule, neither Vision Bancshares nor any of its Subsidiaries is a party to or is bound by any Contract of the following types as of the date of this Agreement, nor is any such Contract presently being negotiated or discussed:

(A) Any Contract involving commitments to others to make capital expenditures or purchases or sales in excess of $25,000 in any one case or $50,000 in the aggregate in any period of 12 consecutive months;

(B) Any Contract relating to any direct or indirect indebtedness of Vision Bancshares or any of its Subsidiaries for borrowed money (including loan agreements, lease purchase arrangements, guarantees, agreements to purchase goods or services or to supply funds or other undertakings on which others rely in extending credit), or any conditional sales Contracts, chattel mortgages, equipment lease agreements and other security arrangements with respect to personal property with an obligation in excess of $25,000 in any one case or $50,000 in the aggregate in any period of 12 consecutive months;

(C) Any employment, severance, consulting or management services Contract or any confidentiality or proprietary rights Contract with any Director, Officer, Employee or Consultant of Vision Bancshares or any of its Subsidiaries;

(D) Any Contract containing covenants limiting the freedom of Vision Bancshares or any of its Subsidiaries to compete in any line of business or with any Person or in any area or territory;

(E) Any partnership, joint venture, limited liability company arrangement or other similar agreement;

(F) Any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, issuance, or other plan or arrangement for the benefit of Vision Bancshares’ or any of its Subsidiaries’ current or former Directors, Officers, Employees or Consultants;

(G) Any license agreement, either as licensor or licensee, or any other Contract of any type relating to any Intellectual Property, except for license agreements relating to off-the-shelf software or software components pursuant to a non-negotiable standard form or “shrink wrap” license agreement or where the aggregate purchase price for a software license agreement is less than $50,000;

(H) Any Contract with any Director, Officer, Employee or Consultant of Vision Bancshares or any of its Subsidiaries or any Associate of any such Director, Officer, Employee or Consultant, or any arrangement under which Vision Bancshares or any of its Subsidiaries has advanced or loaned any amount to any of their respective Directors, Officers, Employees and Consultants or any of their respective Associates;

(I) Any Contract, whether exclusive or otherwise, with any sales agent, representative, franchisee or distributor involving money or property and having an obligation in excess of $25,000 in any one case or $50,000 in the aggregate in a period of 12 consecutive months;

(J) Other than this Agreement and any ancillary agreements being executed in connection with this Agreement, any Contract providing for the acquisition or disposition of any portion of the assets, properties or securities of Vision Bancshares or any of its Subsidiaries;

(K) Any Contract that requires the payment of royalties;

(L) Any Contract under which the consequences of a breach, violation or default would reasonably be expected to have a Material Adverse Effect on the business of Vision Bancshares or any of its Subsidiaries as presently conducted;

(M) Any Contract pursuant to which Vision Bancshares or any of its Subsidiaries has any obligation to share revenues or profits derived from Vision Bancshares or any of its Subsidiaries with any other Person;

(N) Any Contract between (i) Vision Bancshares or any of its Subsidiaries, on the one hand, and any Officer, Director, Employee or Consultant of Vision Bancshares or any of its Subsidiaries, on the other hand, and (ii) Vision Bancshares or any of its Subsidiaries, on the one hand, and any Associate or other Related Person of any Director, Officer, Employee or Consultant of Vision

Bancshares or any of its Subsidiaries, on the other hand (collectively, “Affiliate Agreements”);

(O) Any Contract that is a “material contract” within the meaning of Item 601 of SEC Regulation S-K; and

(P) Any other legally binding Contract not of the type covered by any of the other items of this Section 5.02(k) involving money or property and having an obligation in excess of $25,000 in the aggregate in any period of 12 consecutive months or which is otherwise not in the ordinary course of business.

(ii) “Material Contracts” shall mean those Contracts listed in the Vision Bancshares Disclosure Schedule under Section 5.02(k). True, complete and correct copies of all of the Material Contracts have been made available to Park. All of the Material Contracts are in full force and effect and are legal, valid, binding and enforceable in accordance with their terms (A) as to Vision Bancshares or any of its Subsidiaries, as the case may be, and (B) to the knowledge of Vision Bancshares, as to the other parties to such Material Contracts. Except as disclosed in the Vision Bancshares Disclosure Schedule, Vision Bancshares and/or each of its Subsidiaries, as applicable, and to the knowledge of Vision Bancshares, each other party to the Material Contracts, has performed and is performing all material obligations, conditions and covenants required to be performed by it under the Material Contracts. Neither Vision Bancshares nor any of its Subsidiaries and to the knowledge of Vision Bancshares, no other party, is in violation, breach or default of any material obligation, condition or covenant under any of the Material Contracts, and neither Vision Bancshares nor any of its Subsidiaries, and to the knowledge of Vision Bancshares, no other party, has received any notice that any of the Material Contracts will be terminated or will not be renewed. Neither Vision Bancshares nor any of its Subsidiaries has received from or given to any other Person any notice of default or other violation under any of the Material Contracts, nor, to the knowledge of Vision Bancshares, does any condition exist or has any event occurred which with notice or lapse of time or both would constitute a default under any of the Material Contracts.

(l) No Broker’s or Finder’s Fees. No action has been taken by Vision Bancshares or any of its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, except for a fee to be paid to Burke Capital Group, L.L.C., which fee shall be paid in full by Vision Bancshares prior to the Effective Time. A true, complete and correct copy of the engagement letter between Vision Bancshares and Burke Capital Group, L.L.C. has been provided to Park.

(m) Employee Benefit Plans.

(i) Section 5.02(m)(i) of the Vision Bancshares Disclosure Schedule contains a complete and accurate list of all “employee benefit plans” (within the meaning of Section 3(3) of ERISA) and all bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all other employee benefit plans, practices, policies and arrangements (A) sponsored, maintained or contributed to (currently or within the last five years) by Vision Bancshares or any of its Subsidiaries and in which any Employee, Officer, Consultant or Director participates or to which any Employee,

Officer, Consultant or Director is a party or (B) under which Vision Bancshares or any of its Subsidiaries has any present or future liability (collectively, “Compensation and Benefit Plans”). Neither Vision Bancshares nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan, except as otherwise contemplated by Section 4.01(e) of this Agreement or as required by applicable Law. Vision Bancshares has furnished to Park, as part of Section 5.02(m)(i) of the Vision Bancshares Disclosure Schedule, a list of all participants in each of the Vision Bancshares Stock Plans as of the date of this Agreement, which list identifies the number of shares of Vision Bancshares Common Stock subject to Vision Bancshares Stock Options held by each such participant, the exercise price of each such Vision Bancshares Stock Option and the dates each such Vision Bancshares Stock Option was granted, becomes exercisable and expires and comparable information in respect of Vision Bancshares Stock Subscriptions held by participants in the Vision Bancshares ESPP.

(ii) Except as disclosed in Section 5.02(m)(ii) of the Vision Bancshares Disclosure Schedule, each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable Law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable Law have been timely made. Each Compensation and Benefit Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter, as applicable, from the Internal Revenue Service (“IRS”), and to the knowledge of Vision Bancshares, no circumstances exist which are likely to result in the revocation of any such favorable determination letter or opinion letter. There is no pending or, to the knowledge of Vision Bancshares, threatened legal action, suit or claim relating to the Compensation and Benefit Plans other than routine claims for benefits thereunder, and no facts or circumstances exist that are reasonably likely to give rise to any such actions, suits or claims. Except as disclosed in Section 5.02(m)(ii) of the Vision Bancshares Disclosure Schedule, neither Vision Bancshares nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject Vision Bancshares or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Sections 406 or 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof. Vision Bancshares and each of its Subsidiaries (as appropriate) has made a timely top-hat filing under Title I of ERISA with respect to all nonqualified deferred compensation arrangements to which it is a party.

(iii) No Compensation and Benefit Plan is a “multiemployer plan” (within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA) or a plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, and none of Vision Bancshares, any of its Subsidiaries or any entity which is considered one employer with Vision Bancshares or any of its Subsidiaries under Section 4001(a) of ERISA or Section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliates”) has at any time sponsored, maintained or contributed to, or has or had any liability or obligation with respect of, any multiemployer plan or any plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA. To the knowledge of Vision Bancshares, no investigation, audit or enforcement action by the Department of Labor or the IRS or any other Governmental

Authority is pending, threatened or in progress with respect to any Compensation and Benefit Plan.

(iv) Except as disclosed in Section 5.02(m)(iv) of the Vision Bancshares Disclosure Schedule, all contributions required to be made under the terms of any Compensation and Benefit Plan have been timely made in cash or have been reflected on the Vision Bancshares Financial Statements as of June 30, 2006.

(v) Except as disclosed in Section 5.02(m)(v) of the Vision Bancshares Disclosure Schedule, neither Vision Bancshares nor any of its Subsidiaries has any obligations to provide retiree health or retiree life insurance or retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. There has been no communication to Employees, Consultants or Directors by Vision Bancshares or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Employees, Consultants or Directors retiree health or retiree life insurance or retiree death benefits on a permanent basis.

(vi) Except as disclosed in Section 5.02(m)(vi) of the Vision Bancshares Disclosure Schedule, neither Vision Bancshares nor any of its Subsidiaries maintains any Compensation and Benefit Plan covering foreign Employees.

(vii) Except as disclosed in Section 5.02(m)(vii) of the Vision Bancshares Disclosure Schedule, with respect to each Compensation and Benefit Plan, if applicable, Vision Bancshares has provided or made available to Park true and complete copies of existing: (A) Compensation and Benefit Plan documents and amendments thereto; (B) trust instruments, insurance contracts or any other lending instruments; (C) the two most recently filed Form 5500s; (D) the most recent financial statement; (E) the most recent summary plan description and any summaries of material modifications or other descriptions or summaries provided by Vision Bancshares or any of its Subsidiaries to Employees, Officers, Directors or Consultants concerning the extent of benefits provided under a Compensation and Benefit Plan; (F) all top hat notices filed with the Department of Labor; (G) the most recent determination letter issued by the IRS; (H) any Form 5310 or Form 5330 filed with the IRS; and (I) the most recent nondiscrimination tests performed under ERISA and the Code (including Section 401(k) and 401(m) tests).

(viii) Except as disclosed in Section 5.02(m)(viii) of the Vision Bancshares Disclosure Schedule, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time or pursuant to any Compensation and Benefit Plan) reasonably be expected to (A) entitle any Employee, Officer, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan, (C) result in any increase in benefits payable under any Compensation and Benefit Plan or (D) limit or restrict the right of Vision Bancshares or any of its Subsidiaries to merge, amend or terminate any of the Compensation and Benefit Plans.

(ix) Neither Vision Bancshares nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the Treasury Regulations.

(x) Except as disclosed in Section 5.02(m)(x) of the Vision Bancshares Disclosure Schedule, as a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time, pursuant to any Compensation and Benefit Plan or as a result of the payment contemplated by Section 4.01(d)), none of Park, Vision Bancshares or the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code) of Vision Bancshares on a consolidated basis, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(xi) Section 5.02(m)(xi) of the Vision Bancshares Disclosure Schedule identifies each Compensation and Benefit Plan that is or has ever been a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and associated Treasury Department guidance, including IRS Notice 2005-1 and Proposed Treasury Regulations Sections 1.409A-1 et seq. (collectively, “409A”) (each such plan, a “NQDC Plan”). Except as provided in Section 5.02(m)(xi) of the Vision Bancshares Disclosure Schedule, each NQDC Plan has been operated, notwithstanding any terms to the contrary, in good faith compliance with 409A, to the extent required under 409A.

(n) Labor Matters. Neither Vision Bancshares nor any of its Subsidiaries is a party to, bound by or negotiating, any Contract, any collective bargaining agreement or other understanding with a labor union or labor organization, nor is Vision Bancshares or any of its Subsidiaries the subject of a proceeding asserting that Vision Bancshares or such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Vision Bancshares or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving Vision Bancshares or any of its Subsidiaries pending or, to Vision Bancshares’ knowledge, threatened, nor is Vision Bancshares aware of any activity involving Vision Bancshares’ or any of its Subsidiaries’ Employees seeking to certify a collective bargaining unit or engaging in other organizational practice, terms and conditions of employment and wages and hours activity. Vision Bancshares and its Subsidiaries are in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours.

(o) Takeover Laws. Vision Bancshares has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, (i) the requirements of any “moratorium”; “control share”, “fair price”, “affiliate transaction”, “business combination” or other antitakeover Laws and regulations of any state (collectively, “Takeover Laws”) applicable to it, including, without limitation, the State of Alabama; and (ii) any other applicable provisions of the Governing Documents of Vision Bancshares or any of its Subsidiaries (collectively, the “Takeover Provisions”).

(p) Environmental Matters. Except as Previously Disclosed in the Vision Bancshares Disclosure Schedule, neither the conduct nor the operation of Vision Bancshares or any of its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to Vision Bancshares’ knowledge, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any liability under Environmental Laws. Neither Vision Bancshares nor any of its Subsidiaries has used or stored any Hazardous Material in, on or at any property presently or previously owned, leased or operated by any of them, in violation of any Environmental Law. To Vision Bancshares’ knowledge, there is no asbestos contained in or forming part of any building, building component, structure or office space owned or leased by Vision Bancshares or any of its Subsidiaries. No underground storage tanks are present or have ever been present at any property presently owned or leased by Vision Bancshares or any of its Subsidiaries. No property presently owned by Vision Bancshares or any of its Subsidiaries or on which any of them hold a Lien is subject to any Lien or encumbrance arising under any Environmental Law. To Vision Bancshares’ knowledge, neither Vision Bancshares nor any of its Subsidiaries has received any notice from any Person that Vision Bancshares or such Subsidiary or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants or hazardous, dangerous or toxic wastes, substances or materials at, on, beneath, or originating from any such property. To Vision Bancshares’ knowledge, neither Vision Bancshares nor any of its Subsidiaries is the subject of any action, claim, litigation, dispute, investigation or other proceeding with respect to any violations of, or liability under, any Environmental Law. Each of Vision Bancshares and its Subsidiaries timely filed all reports and notifications required to be filed with respect to all of its operations and properties presently or previously owned, leased or operated by any of them and has generated and maintained all required records and data under all applicable Environmental Laws.

(q) Tax Matters. Except as Previously Disclosed in the Vision Bancshares Disclosure Schedule, Vision Bancshares and its Subsidiaries have timely filed all Tax Returns required to be filed with the appropriate Governmental Authority. Such Tax Returns are and will be true, correct and complete in all material respects. Vision Bancshares has or will make available to Park true and correct copies of the United States federal income Tax Returns filed by Vision Bancshares for each of the three most recent fiscal years ended on or before December 31, 2005. Vision Bancshares and its Subsidiaries have paid and discharged all Taxes due (whether reflected on such Tax Returns or otherwise), other than such Taxes that are adequately reserved as shown on the Vision Bancshares Financial Statements or have arisen in the ordinary course of business since June 30, 2006. Except as Previously Disclosed in the Vision Bancshares Disclosure Schedule, neither the IRS nor any other Governmental Authority, domestic or foreign, has asserted, is now asserting or, to the knowledge of Vision Bancshares, is threatening to assert against Vision Bancshares or any of its Subsidiaries any deficiency or claim for additional Taxes. No federal, state, local, or foreign Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Vision Bancshares or any of its Subsidiaries and, to the knowledge of Vision Bancshares, no such audit or proceeding is threatened. There are no unexpired waivers by Vision Bancshares or any of its Subsidiaries of any statute of limitations with respect to Taxes. No extension of time within which to file any Tax Return (for a period with respect to which the statute of limitations has not expired) has been filed, or has been requested or granted. The accruals and reserves for Taxes reflected in the Vision Bancshares Financial Statements are adequate for the periods covered. Vision Bancshares and its Subsidiaries have withheld or collected and paid over to the appropriate Governmental Authorities or are properly holding for such payment all Taxes required by Law to be withheld or collected. There are no Liens for Taxes upon the assets of Vision Bancshares or any of its Subsidiaries, other than Liens for current Taxes not yet due and payable. Neither Vision Bancshares nor any of its Subsidiaries has filed a consent under Section 341(f) of the Code concerning collapsible corporations. Neither Vision Bancshares nor any of its Subsidiaries has agreed to make, or is required to make, any adjustment under Section 481(a) of the Code. Neither Vision Bancshares nor any of its Subsidiaries has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than an affiliated group of which Vision Bancshares is or was the common parent corporation. Neither Vision Bancshares nor any of its Subsidiaries has any liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise. No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement. As of the date hereof, neither Vision Bancshares nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(r) Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Vision Bancshares’ own account, or for the account of one of its Subsidiaries or customers of one of its Subsidiaries (all of which are listed on the Vision Bancshares Disclosure Schedule), were entered into by Vision Bancshares or the applicable Subsidiary (i) in accordance with prudent business practices and all applicable Laws and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Vision Bancshares or one of its Subsidiaries, as applicable, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither Vision Bancshares nor the applicable Subsidiary, nor to Vision Bancshares’ knowledge any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

(s) Books and Records. The books and records of Vision Bancshares and its Subsidiaries have been fully, properly and accurately maintained in all material respects, have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein and such books and records fairly reflect the substance of events and transactions included therein.

(t) Insurance. Section 5.02(t) of the Vision Bancshares Disclosure Schedule sets forth all of the insurance policies, binders or bonds maintained by Vision Bancshares or any of its Subsidiaries and a description of all claims filed by Vision Bancshares or any of its Subsidiaries against the insurers of Vision Bancshares and its Subsidiaries since January 1, 2003. Vision Bancshares and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Vision Bancshares reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect; Vision Bancshares and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(u) Vision Bancshares Off Balance Sheet Transactions. Section 5.02(u) of the Vision Bancshares Disclosure Schedule sets forth a true and complete list of all affiliated Vision Bancshares entities, including, without limitation, all special purpose entities, limited purpose entities and qualified special purpose entities, in which Vision Bancshares or any of its Subsidiaries or any Officer or Director of Vision Bancshares or any of its Subsidiaries has an economic or management interest and with which Vision Bancshares or any of its Subsidiaries conducts business. Section 5.02(u) of the Vision Bancshares Disclosure Schedule also sets forth a true and complete list of all transactions, arrangements and other relationships between or among any such Vision Bancshares affiliated entity, Vision Bancshares, any of Vision Bancshares’ Subsidiaries, and any Officer or Director of Vision Bancshares or any of Vision Bancshares’ Subsidiaries that are not reflected in the consolidated financial statements of Vision Bancshares (each, a “Vision Bancshares Off Balance Sheet Transaction”), along with the following information with respect to each such Vision Bancshares Off Balance Sheet Transaction: (i) the business purpose, activities and economic substance; (ii) the key terms and conditions; (iii) the potential risk to Vision Bancshares or any of its Subsidiaries; (iv) the amount of any guarantee, line of credit, standby letter of credit or commitment, or any other type of arrangement, that could require Vision Bancshares or any of its Subsidiaries to fund any obligations under any such transaction; and (v) any other information that could have a Material Adverse Effect on Vision Bancshares or one of its Subsidiaries.

(v) Disclosure. The representations and warranties contained in this Section 5.02 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.02 not misleading.

(w) Material Adverse Change. Since December 31, 2005, except as Previously Disclosed in the Vision Bancshares Disclosure Schedule, (i) Vision Bancshares and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and have not taken any action that, if it had been in effect, would have violated or been inconsistent with the provisions of Section 4.01(a) hereto and (ii) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.02 or otherwise), has had or is reasonably likely to have a Material Adverse Effect on Vision Bancshares.

(x) Absence of Undisclosed Liabilities. Except as Previously Disclosed in the Vision Bancshares Disclosure Schedule, neither Vision Bancshares nor any of its Subsidiaries has any liability (whether accrued, absolute, contingent or otherwise) that is material to Vision Bancshares on a consolidated basis, or that, when combined with all liabilities as to similar matters would be material to Vision Bancshares on a consolidated basis, except as disclosed in the Vision Bancshares Financial Statements.

(y) Properties. Section 5.02(y) of the Vision Bancshares Disclosure Schedule lists and describes all real property, and any leasehold interest in real property, owned or held by Vision Bancshares or any of its Subsidiaries and used in the business of Vision Bancshares or one of its Subsidiaries (collectively, the “Vision Bancshares Real Properties”). The Vision Bancshares Real Properties constitute all of the real property and interests in real property used in the respective businesses of Vision Bancshares and its Subsidiaries. True and complete copies of all leases of real property to which Vision Bancshares or any of its Subsidiaries is a party have been made available to Park. Such leasehold interests have not been assigned or subleased. Vision Bancshares and its Subsidiaries have good and (as to real property) marketable title, free and clear of all Liens, defaults or equitable interests to all of the personal properties and assets reflected on the Vision Bancshares Financial Statements as being owned by Vision Bancshares and its Subsidiaries as of June 30, 2006 or acquired after such date and all of the owned real properties listed and described in Section 5.02(y) of the Vision Bancshares Disclosure Schedule, except (i) statutory Liens for amounts not yet due and payable, (ii) pledges to secure deposits and other Liens incurred in the ordinary and usual course of banking business, (iii) with regard to real property only, such easements, covenants, conditions and restrictions of public record, if any, as do not affect the use of properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (iv) dispositions and encumbrances in the ordinary course of business, and (v) Liens on properties acquired in foreclosure or on account of debts previously contracted. All leases pursuant to which Vision Bancshares or any of its Subsidiaries, as lessee, leases real or personal property (except for leases that have expired by their terms or that Vision Bancshares or any of its Subsidiaries has agreed to terminate) are listed and described in Section 5.02(y) of the Vision Bancshares Disclosure Schedule and are valid leases enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar Laws of general applicability relating to or affecting the enforcement of creditors’ rights and to general equitable principles) without default thereunder by the lessee or, to Vision Bancshares’ knowledge, the lessor. To Vision Bancshares’ knowledge, the physical condition, occupancy and operation of all real property owned and leased by Vision Bancshares or any of its Subsidiaries is in compliance with all applicable Laws and neither Vision Bancshares nor any of its Subsidiaries has received any notice from any Governmental Authority or any Regulatory Authority alleging any violation of any such Laws. All of the assets of Vision Bancshares and its Subsidiaries are in good operating condition, except for normal maintenance and routine repairs, and are reasonably adequate to continue to conduct the respective businesses of Vision Bancshares and its Subsidiaries as such businesses are presently being conducted.

(z) Loans. Each Loan reflected as an asset in the Vision Bancshares Financial Statements and as of each balance sheet date subsequent thereto (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be and legally sufficient for the purposes intended thereby, (ii) to the extent secured, has been secured by valid liens and security interests that have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar Laws of general applicability relating to or affecting the enforcement of creditors’ rights and to general equity principles. No obligor under any of such Loans has asserted any claim or defense with respect to the subject matter thereof. Except as Previously Disclosed in the Vision Bancshares Disclosure Schedule, as of the date of this Agreement, neither Vision Alabama nor Vision Florida is a party to a Loan with any director, executive officer or 5% shareholder of Vision Bancshares or any of its Subsidiaries, or any Person controlling, controlled by or under common control with any of the foregoing. All Loans that have been made by Vision Alabama and Vision Florida that are subject either to Section 22(b) of the Federal Reserve Act, as amended, or to Part 349 of the rules and regulations promulgated by the FDIC, comply therewith. All Loans that have been made by Vision Alabama or Vision Florida and which are reflected as assets on the Vision Bancshares Financial Statements comply in all material respects with applicable regulatory limitations and procedures.

(aa) Allowance for Loan Losses. Except as set forth in Section 5.02(aa) of the Vision Bancshares Disclosure Schedule, there is no Loan which was made by Vision Alabama or Vision Florida and which is reflected as an asset of Vision Bancshares, Vision Alabama or Vision Florida on the Vision Bancshares Financial Statements that (i)(A) is 90 days or more delinquent, (B) has been classified by examiners (regulatory or internal) as “Substandard,” “Doubtful” or “Loss” or (C) has been designated by management of Vision Bancshares or Vision Alabama or Vision Florida as “special mention,” and (ii) the default by the borrower under which would reasonably be expected to have a Material Adverse Effect on Vision Bancshares. The allowance for loan losses reflected on the Vision Bancshares Financial Statements was, as of each respective date, determined in accordance with GAAP and in accordance with all rules and regulations applicable to Vision Bancshares and its Subsidiaries and was, as of the respective date thereof, adequate in all material respects under the requirements of GAAP and applicable regulatory requirements and guidelines to provide for reasonably anticipated losses on outstanding Loans, net of recoveries.

(bb) Repurchase Agreements. With respect to all agreements pursuant to which Vision Bancshares or any of its Subsidiaries, has purchased securities subject to an agreement to resell, if any, Vision Bancshares or the applicable Subsidiary, as the case may be, has a valid, perfected first Lien in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(cc) Deposit Insurance. The savings accounts and deposits of Vision Alabama and Vision Florida are insured up to applicable limits by the FDIC in accordance with the FDIA, and Vision Alabama and Vision Florida have paid all assessments and filed all reports required by the FDIA.

(dd) Annual Disclosure Statement. Vision Bancshares is in compliance with Part 350 of the rules and regulations promulgated by the FDIC concerning disclosure requirements, including the preparation of an annual disclosure statement, and the signature and attestation requirements provided and to be provided pursuant to such Part are accurate.

(ee) Bank Secrecy Act, Anti-Money Laundering and OFAC and Customer Information. Vision Bancshares is not aware of, has not been advised in writing of, and has no reason to believe that any facts or circumstances exist, which would cause Vision Bancshares or any of its Subsidiaries to be deemed (i) to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering Law; or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy Laws, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Vision Bancshares pursuant to 12 C.F.R. Part 40. Vision Bancshares is not aware of any facts or circumstances that would cause Vision Bancshares to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause Vision Bancshares or any of its Subsidiaries to undertake any material remedial action. The Vision Bancshares Board (or, where appropriate, the board of directors of one of Vision Bancshares’ Subsidiaries) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and Vision Bancshares (or the appropriate Subsidiary) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

(ff) Sarbanes-Oxley Act. Vision Bancshares is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act, including Section 404 thereof, and the certifications provided and to be provided pursuant to Sections 302 and 906 thereof are accurate, except as Previously Disclosed in the Vision Bancshares Disclosure Schedule.

(gg) SEC Documents. Vision Bancshares’ Annual Reports on Form 10-K for the fiscal years ended December 31, 2003, 2004 and 2005, and all other reports, registration statements, definitive proxy statements or information statements filed by Vision Bancshares with the SEC subsequent to December 31, 2002 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed with the SEC (collectively, “Vision Bancshares SEC Documents”) as of the date filed, or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amended or superseded filing, (i) were timely filed and complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Since December 31, 2005, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.02 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Vision Bancshares, except as disclosed in the Vision Bancshares SEC Documents.

(hh) Investment Securities. Except as disclosed in Section 5.02(hh) of the Vision Bancshares Disclosure Schedule, each of Vision Bancshares and its Subsidiaries has good title to all securities held by it (except securities sold under repurchase agreements, if any, or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure the obligations of Vision

Bancshares or one of its Subsidiaries or as collateral for public funds. Such securities are valued on the books of Vision Bancshares and its Subsidiaries in accordance with GAAP.

(ii) CRA Compliance. Neither Vision Bancshares nor any of its Subsidiaries has received any notice of non-compliance with the applicable provisions of the Community Reinvestment Act and the regulations promulgated thereunder, and each of Vision Alabama and Vision Florida has received a CRA rating of satisfactory or better from the FDIC as a result of its most recent CRA examination. Neither Vision Bancshares nor any of its Subsidiaries knows of any fact or circumstance or set of facts or circumstances which would be reasonably likely to cause Vision Bancshares or one of its Subsidiaries to receive notice of non-compliance with such provisions or cause the CRA rating of Vision Alabama or Vision Florida to fall below satisfactory.

(jj) Ownership of Park Common Shares. As of the date hereof, neither Vision Bancshares nor any of its Subsidiaries nor, to the knowledge of Vision Bancshares, any of their respective Associates or Affiliates (i) beneficially owns, directly or indirectly, any Park Common Shares or (b) is a party to any agreement, arrangement or understanding for the purpose of acquiring, voting, holding or disposing of any Park Common Shares.

(kk) Fairness Opinion. The Vision Bancshares Board has received the opinion of Burke Capital Group, L.L.C., dated the date of this Agreement to the effect that the consideration to be received by the Vision Bancshares shareholders in the Merger is fair, from a financial point of view, to the Vision Bancshares shareholders.

(ll) Fiduciary Responsibilities. To Vision Bancshares’ knowledge, during the applicable statute of limitations period, (i) each of Vision Alabama and Vision Florida has properly administered all accounts (if any) for which it acts as a fiduciary or agent, including, but not limited to, accounts for which it serves as a trustee, agent, custodian, personal representative, guardian or conservator in accordance with the terms of the governing documents and applicable state and federal Law and common Law, and (b) none of Vision Alabama, Vision Florida or any Director, Officer or Employee of either Vision Alabama or Vision Florida acting on behalf of Vision Alabama or Vision Florida, as appropriate, has committed any breach of trust with respect to any such fiduciary or agency account and the accountings of each such fiduciary or agency account are true and correct and accurately reflect the assets of such fiduciary or agency account. Neither Vision Bancshares nor any of its Subsidiaries has acted as an investment advisor. To the knowledge of Vision Bancshares, there is no investigation or inquiry by any Regulatory Authority pending or threatened against or affecting Vision Alabama or Vision Florida relating to the compliance by Vision Alabama or Vision Florida with sound fiduciary principles and applicable regulations.

(mm) Intellectual Property.

(i) Except as set forth in Section 5.02(mm) of the Vision Bancshares Disclosure Schedule: (A) Vision Bancshares and its Subsidiaries own, or have all rights necessary to use (in each case, free and clear of any Liens, obligations for royalties and transfer restrictions, except for licenses for commonly available software and licenses to use interfaces or data that are contained in services agreements), all Intellectual Property used in or necessary for the conduct of their respective businesses as currently conducted; (B) with respect to each item of Intellectual Property owned or used by Vision Bancshares or any of its Subsidiaries immediately prior to the Effective Time, (1) such item is not, to Vision Bancshares’ knowledge, subject to any outstanding injunction, judgment, order, decree or ruling to which Vision Bancshares or any of its Subsidiaries is a party; (2) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand to which Vision Bancshares or any of its Subsidiaries is a party or of which Vision Bancshares has knowledge is pending or is threatened, claimed or asserted that challenges the legality, validity, enforceability, use or ownership of such item; and (3) neither Vision Bancshares nor any of its Subsidiaries has agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to such item, excluding agreements to indemnify under licenses for commonly available software and pertaining to licenses to use interfaces or data that are contained in services agreements; and (C) to Vision Bancshares’ knowledge, no Intellectual Property owned by Vision Bancshares or any of its Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property and no Person is challenging, infringing or otherwise violating Vision Bancshares’ or its Subsidiaries’ rights in such Intellectual Property.

(ii) To the extent that any Intellectual Property is held by Vision Bancshares or any of its Subsidiaries pursuant to any license, sublicense, agreement or permission (excluding licenses for commonly available software and licenses to use interfaces or data that are contained in services agreements): (A) such license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable and in full force and effect; and (B) to Vision Bancshares’ knowledge, no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder.

(iii) With respect to all Intellectual Property of Vision Bancshares or its Subsidiaries that constitute trade secrets, Vision Bancshares and its Subsidiaries have taken all reasonable security precautions to prevent disclosure or misuse.

(iv) To Vision Bancshares’ knowledge, neither Vision Bancshares nor any of its Subsidiaries has interfered with, infringed upon, misappropriated or otherwise violated any Intellectual Property rights of third parties, and none of the Directors, Officers or Employees of Vision Bancshares or its Subsidiaries has received, any written charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that Vision Bancshares and its Subsidiaries must license or refrain from using any Intellectual Property right of any party).

(v) Neither Vision Bancshares nor any of its Subsidiaries has granted any material license or other permission to any third party to use any of its Intellectual Property.

(nn) No Conflict. Except as Previously Disclosed in the Vision Bancshares Disclosure Schedule, subject to the required approval of this Agreement by the shareholders of Vision Bancshares, receipt of the required approvals of Governmental Authorities and Regulatory Authorities, expiration of applicable regulatory waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, by Vision Bancshares and its Subsidiaries do not and will not:

(i) conflict with, or result in a violation of, or result in the breach of or a default (or with notice or lapse of time result in a default) under, or give rise to any Lien, any acceleration of remedies or any right of termination under any provision of:

(A) any Law or administrative ruling of any Regulatory Authority applicable to Vision Bancshares or any of its Subsidiaries or any of their respective properties;

(B) the Vision Bancshares Articles, the Vision Bancshares Bylaws or any other Governing Documents of Vision Bancshares, or the Governing Documents of any of Vision Bancshares’ Subsidiaries;

(C) any Material Contract or any material governmental permit or license to which Vision Bancshares or any of its Subsidiaries is a party or by which any of their respective properties or assets may be bound, except, in the case of Contracts, such conflicts, violations, breaches, defaults, Liens, accelerations of remedies or rights of termination which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Vision Bancshares prior to the Merger or on Park upon consummation of the Merger;

(D) any order, judgment, writ, injunction or decree of any Governmental Authority or Regulatory Authority applicable to Vision Bancshares or any of its Subsidiaries; or

(ii) violate the terms or conditions of, or result in the cancellation, modification, revocation or suspension of, any material license, approval, certificate, permit or authorization held by Vision Bancshares or any of its Subsidiaries.

(oo) Related Party Transactions. Except as Previously Disclosed in the Vision Bancshares Disclosure Schedule, neither Vision Bancshares nor any of its Subsidiaries has entered into any transactions with a Related Person.

(pp) Prohibited Payments. Vision Bancshares and its Subsidiaries have not, directly or indirectly: (i) made or agreed to make any contribution, payment or gift to any government official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under the Laws of any federal, state, local or foreign jurisdiction; (ii) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the books and records of Vision Bancshares or any of its Subsidiaries for any reason; (iii) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office; or (iv) paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which in any manner relates to the assets, business or operations of Vision Bancshares or its Subsidiaries, which Vision Bancshares or any of its Subsidiaries knows or has reason to believe have been illegal under any federal, state or local Laws of the United States or any other country having jurisdiction.

5.03 Representations and Warranties of Park. Subject to Section 5.01, Park hereby represents and warrants to Vision Bancshares that each of the following statements is true and accurate:

(a) Organization, Standing and Authority. Park is a corporation duly organized, validly existing and in good standing under the Laws of the State of Ohio. Park is duly qualified to do business and is in good standing in the State of Ohio and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified other than where the failure to be so qualified or in good standing individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Park. Park is registered as a bank holding company under the BHCA. True and complete copies of the Park Articles and the Park Regulations, in each case as amended to the date of this Agreement, have been made available to Vision Bancshares.

(b) Park Capital Stock.

(i) As of the date of this Agreement, the authorized capital stock of Park consists solely of 20,000,000 Park Common Shares, of which 13,828,469 were issued and outstanding and 1,443,789 Park Common Shares were held in treasury by Park. The outstanding Park Common Shares have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of the preemptive rights of any shareholders of Park.

(ii) The Park Common Shares to be issued in exchange for shares of Vision Bancshares Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and will not be subject to any preemptive rights. As of the date hereof, there are, and as of the Effective Time there will be, sufficient authorized and unissued Park Shares to enable Park to issue in the Merger the portion of the Merger Consideration consisting of Park Common Shares.

(c) Corporate Power. Each of Park and its Subsidiaries has the corporate or limited liability company power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Park has the corporate power and authority to execute, deliver and, subject to the required obtaining of appropriate approvals of Governmental Authorities and Regulatory Authorities and expiration of applicable regulatory waiting periods, the making of required filings under federal and state securities Laws and the declaration of effectiveness by the SEC of the Registration Statement, perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(d) Corporate Authority; Authorized and Effective Agreement. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action on the part of Park prior to the date hereof and no shareholder approval is required on the part of Park in connection with the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Park, and, assuming the due authorization, execution and delivery by Vision Bancshares, constitutes the valid and legally binding obligation of Park, enforceable against Park in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles and except to the extent such enforceability may be limited by Laws relating to the safety and soundness of insured depository institutions as set forth in 12 U.S.C. Section 1818(b) or the appointment of a conservator by the FDIC).

(e) Regulatory Filings; No Defaults.

(i) No consents or approvals of, or declarations, filings or registrations with, any Governmental Authority or Regulatory Authority or with any third party are required to be made or obtained by Park or any of its Subsidiaries in connection with the execution, delivery or performance by Park of this Agreement or to consummate the Merger, except for

(A) filings of applications or notices, as applicable, with and the approval of certain federal and state banking authorities;

(B) the filing with the SEC and declaration of effectiveness by the SEC of the Registration Statement and the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby;

(C) filings of the appropriate certificate of merger with the Ohio SOS pursuant to the OGCL and the appropriate articles of merger with the Alabama SOS pursuant to the Alabama Code;

(D) such filings as are required to be made or approvals as are required to be obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of Park Common Shares in the Merger;

(E) any filings required under the rules and regulations of AMEX, including the filing and approval of a listing application in respect of the Park Common Shares to be issued in the Merger;

(F) receipt of the approvals set forth in Section 7.01(b). As of the date of this Agreement, Park is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b); and

(G) such other consents, approvals, filings or registrations, the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Park.

(ii) Subject to the satisfaction of the requirements referred to in the preceding paragraph, the receipt of the required approvals of Governmental Authorities and Regulatory Authorities and expiration of the applicable regulatory waiting periods, the making of required filings under federal and state securities Laws, and the declaration of effectiveness by the SEC of the Registration Statement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, by Park do not and will not:

(A) conflict with, or result in a violation of, or result in the breach of or a default (or with notice or lapse of time constitute a default) under, or give rise to any material Lien, any acceleration of remedies or any right of termination under, any provision of: (1) any Law applicable to Park or its Subsidiaries or any of their respective properties; (2) the Governing Documents of Park or any of its Subsidiaries; (3) any material Contract or any material government permit or license to which Park or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound; or (4) any material order, judgment, writ, injunction or decree of any Governmental Authority or Regulatory Authority applicable to Park or any of its Subsidiaries; or

(B) require any consent or approval under any such Law, material order, judgment, writ, injunction, decree, material governmental permit or license, or material Contract, except for such consents and approvals the failure of which to be obtained individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Park.

(f) Financial Statements; Internal Controls.

(i) Park has previously delivered to Vision Bancshares true and complete copies of (A) Park’s consolidated balance sheets as of December 31, 2003, 2004 and 2005 and the related consolidated statements of income, changes in operations, stockholders’ equity and cash flows for the fiscal years then ended, including the footnotes thereto, if any, additional or supplemental information supplied therewith and the report prepared in connection therewith by the independent registered public accounting firm auditing such financial statements; and (B) Park’s interim unaudited consolidated financial statements for three and six months ended June 30, 2006. The documents described in clauses (A) and (B) above (collectively, the “Park Financial Statements”):

(1) are true, complete and correct;

(2) are in accordance with the books and records of Park;

(3) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto;

(4) fairly and accurately present the consolidated financial condition of Park and its Subsidiaries as of the dates thereof, and their respective consolidated results of operations and cash flows for the periods then ended, as applicable (except in each case as may be noted therein and subject, in the case of unaudited interim financial statements, to the absence of full footnotes and to normal year-end audit adjustments that are not material in amount or in effect);

(5) were prepared on a consistent basis throughout the periods involved; and

(6) have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except in each case as may be noted therein and subject, in the case of unaudited interim financial statements, to the absence of full footnotes and to normal year-end audit adjustments that are not material in amount or in effect).

(ii) The records, systems, controls, data and information of Park and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Park or one of its Subsidiaries or their respective accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described below in this Section 5.03(f)(ii). Park and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that: (A) transactions are executed only in accordance with management’s authorization; (B) transactions are recorded as necessary to permit preparation of the financial statements of Park and its Subsidiaries in conformity with GAAP consistently applied with respect to any criteria applicable to such financial statements and to maintain accountability for the property and assets of Park and its Subsidiaries; (C) access to such property and assets is permitted only in accordance with management’s authorization; (D) the reporting of such property and assets is compared with existing property and assets at regular intervals and appropriate action is taken with respect to any differences; and (E) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Park (1) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15 promulgated under the Exchange Act) to ensure that material information relating to Park and its Subsidiaries is made known to the management of Park by others within Park and its Subsidiaries as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Park SEC Documents, and (2) has disclosed, based on its most recent evaluation prior to the date hereof, to Park’s outside auditors and the audit committee of the Park Board (y) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15 promulgated under the Exchange Act) that are reasonably likely to adversely affect Park’s ability to record, process, summarize and report financial information and (z) any fraud, whether or not material, that involves management or other employees who have a significant role in Park’s internal control over financial reporting. As of the date hereof, there is no reason to believe that Park’s outside auditors and its principal executive officer and principal financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Sections 302, 404 and 906 of the Sarbanes-Oxley Act, without qualification (except to the extent expressly permitted by such rules and regulations), when next due.

(iv) Since December 31, 2005, (A) neither Park nor any of its Subsidiaries nor, to Park’s knowledge, any director, officer, employee, auditor, accountant or representative of Park or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Park or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Park or one of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing Park or any of its Subsidiaries, whether or not employed by Park or one of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Park or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Park Board or any committee thereof or to any director or officer of Park.

(g) SEC Documents; Material Adverse Effect.

(i) Park’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2003, 2004 and 2005, and all other reports, registration statements, definitive proxy statements or information statements filed by Park with the SEC subsequent to December 31, 2005 under the Securities Act, or under Section 13, 14 or 15(d) of the Exchange Act, in the form filed with the SEC (collectively, “Park SEC

Documents”) as of the date filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such amended or superseded filing), (A) complied in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(ii) Since December 31, 2005, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Park, except as disclosed in the Park SEC Documents.

(h) Litigation.

(i) There is no suit, action, investigation, audit or proceeding (whether judicial, arbitral, administrative or other) pending or, to Park’s knowledge, threatened against or affecting Park or any of its Subsidiaries, which, if adversely determined against Park or the relevant Subsidiary of Park, would have a Material Adverse Effect on Park or would prevent the consummation of the Merger or any of the transactions contemplated by this Agreement or declare the same to be unlawful or cause the rescission thereof.

(ii) There is no judgment, decree, injunction, rule or order of any Governmental Authority outstanding against Park or any of its Subsidiaries which is reasonably expected to have a Material Adverse Effect on Park or would prevent the consummation of the Merger or any of the transactions contemplated by this Agreement or declare the same to be unlawful or cause the rescission thereof.

(i) Regulatory Matters.

(i) Neither Park nor any of its Subsidiaries or their respective properties is a party to or is subject to any order, judgment, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority.

(ii) Neither Park nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, judgment, decree, agreement, memorandum of understanding or similar arrangement, commitment letter, supervisory letter or similar submission nor to Park’s knowledge, has any Regulatory Authority commenced an investigation in connection therewith.

(j) Compliance with Laws. Each of Park and its Subsidiaries:

(i) is in compliance with all Laws applicable thereto or to the employees conducting their respective businesses, including, without limitation, the Patriot Act, the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending Laws and other Laws relating to discriminatory business practices, except for failures to be in compliance which, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect on Park;

(ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities and Regulatory Authorities that are required in order to permit them to own or lease their respective properties and to conduct their respective businesses as presently conducted, except where the failure to obtain any of the foregoing or to make any such filing, application or registration has not had or would not reasonably be expected to have a Material Adverse Effect on Park; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and, to Park’s knowledge, no suspension or cancellation of any of them has been threatened in writing; and

(iii) has not received, since December 31, 2005, any written notification or communication from any Governmental Authority or Regulatory Authority:

(A) asserting that Park or any of its Subsidiaries is not in compliance in any material respect with any of the statutes, regulations or ordinances which such Governmental Authority or Regulatory Authority enforces;

(B) threatening to revoke any material license, franchise, permit or governmental authorization, which has not been resolved to the satisfaction of the Governmental Authority or Regulatory Authority that sent such notification or communication (nor, to Park’s knowledge, do any grounds for any of the foregoing exist); or

(C) restricting or disqualifying in any material respect any of their activities (except for restrictions generally imposed by rule, regulation or administrative policy on banking organizations generally).

(k) Tax Matters. Park and its Subsidiaries have timely filed all Tax Returns required to be filed with the appropriate Governmental Authority. Such Tax Returns are and will be true, correct and complete in all material respects. Park and its Subsidiaries have paid and discharged all Taxes due (whether reflected on such Tax Returns or otherwise), other than such Taxes that are adequately reserved as shown on the Park Financial Statements or have arisen in the ordinary course of business since June 30, 2006 or Taxes the nonpayment of which would not have a Material Adverse Effect on Park. Neither the IRS nor any other Governmental Authority, domestic or foreign, has asserted, is now asserting or, to the knowledge of Park, is threatening to assert against Park or any of its Subsidiaries any material deficiency or claim for additional Taxes. No federal, state, local or foreign Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Park or any of its Subsidiaries and, to the knowledge of Park, no such audit or proceeding is threatened. There are no unexpired waivers by Park or any of its Subsidiaries of any statute of limitations with respect to Taxes. No extension of time within which to file any Tax Return (for a period with respect to which the statute of limitations has not expired) has been filed, or has been requested or granted. The accruals and reserves for Taxes reflected in the Park Financial Statements are adequate in all material respects for the periods covered. Park and its Subsidiaries have withheld or collected and paid over to the appropriate Governmental Authorities or are properly holding for such payment all material Taxes required by Law to be withheld or collected. There are no Liens for Taxes upon the assets of Park or any of its Subsidiaries, other than Liens for current Taxes not yet due and payable. Neither Park nor any of its Subsidiaries has filed a consent under Section 341(f) of the Code concerning collapsible corporations. Neither Park nor any of its Subsidiaries has agreed to make, or is required to make, any adjustment under Section 481(a) of the Code. Park has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than an affiliated group of which Park is or was the common parent corporation. Neither Park nor any of its Subsidiaries has any liability for the Taxes of any other Person (other than members of the Park affiliated group) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise. As of the date hereof, neither Park nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(l) Books and Records. The books and records of Park and its Subsidiaries have been fully, properly and accurately maintained in all material respects, have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein and they fairly reflect the substance of events and transactions included in such books and records.

(m) Disclosure. The representations and warranties contained in this Section 5.03 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.

(n) Absence of Undisclosed Liabilities. Neither Park nor any of its Subsidiaries has any liability (whether accrued, absolute, contingent or otherwise) that is material to Park on a consolidated basis, or that, when combined with all liabilities as to similar matters would be material to Park on a consolidated basis, except:

(i) as disclosed in the Park Financial Statements; or

(ii) as would not be required to be publicly disclosed by Park pursuant to the Exchange Act and the rules and regulations promulgated thereunder.

(o) Allowance for Loan and Lease Losses. The allowances for loan and lease losses reflected on the Park Financial Statements, as of their respective dates, were adequate in all material respects under the requirements of GAAP and applicable regulatory requirements and guidelines to provide for reasonably anticipated losses on outstanding Loans, net of recoveries.

(p) Bank Secrecy Act, Anti-Money Laundering and OFAC and Customer Information. Park is not aware of, has not been advised in writing of, and has no reason to believe that any facts or circumstances exist, which would cause Park or any of its Subsidiaries to be deemed (i) to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering Law; or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy Laws, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Park pursuant to 12 C.F.R Part 40. Park is not aware of any facts or circumstances that would cause Park to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause Park or any of its Subsidiaries to undertake any material remedial action. The Park Board (or, where appropriate, the board of directors of one of Park’s Subsidiaries) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and Park (or the appropriate Subsidiary) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

(q) Sarbanes-Oxley Act. Park is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act, including Section 404 thereof, and the certifications provided pursuant to Sections 302 and 906 thereof are accurate.

(r) No Broker’s or Finder’s Fees. Park has not employed any broker, finder or agent, or agreed to pay or incurred any brokerage fee, finder’s fee, commission or other similar form of compensation in connection with this Agreement or the transactions contemplated hereby.

(s) Financial Capacity. As of the date of this Agreement and on the Closing Date, Park has, and will have, readily available to it in connection with the Merger an amount of cash equal to the cash payable pursuant to Sections 3.01(a), 3.01(b) and 3.04.

ARTICLE VI - Covenants

6.01 Reasonable Best Efforts.

(a) Undertakings. Subject to the terms and conditions of this Agreement, each of Vision Bancshares and Park agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

(b) Consents under Vision Bancshares Contracts. Without limiting the generality of Section 6.01(a), Vision Bancshares shall use its reasonable best efforts to obtain the consent or approval of all Persons party to a Contract with Vision Bancshares or any of its Subsidiaries, to the extent such consent or approval is required in order to consummate the Merger or for the Surviving Corporation and its Subsidiaries to receive the benefit of such Contract.

6.02 Shareholder Approval. Vision Bancshares agrees to take, in accordance with applicable Law and the Vision Bancshares Articles and Vision Bancshares Bylaws, all action necessary to convene and hold an appropriate meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved or adopted by the Vision Bancshares shareholders for consummation of the Merger (including any adjournment or postponement, the “Vision Bancshares Meeting”), as promptly as practicable after the Registration Statement is declared effective and in any event not later than 45 days after the effectiveness of the Registration Statement. The Vision Bancshares Board shall recommend that the Vision Bancshares shareholders approve this Agreement at the Vision Bancshares Meeting (the “Vision Bancshares Recommendation”) unless with respect to such recommendation, the Vision Bancshares Board, after consultation with independent legal counsel, determines in good faith that it would constitute, or could reasonably be expected to constitute, a breach of the applicable fiduciary duties of the Vision Bancshares Board. Without limiting the generality of the foregoing, Vision Bancshares agrees that its obligations pursuant to this Section 6.02 shall not be affected by the commencement, public proposal, public disclosure or communication to Vision Bancshares or any other Person of an Acquisition Proposal or any other event or circumstance.

6.03 Registration Statement.

(a) Preparation and Filing. Park agrees to prepare, pursuant to all applicable Laws, a registration statement on Form S-4 (such registration statement and all amendments or supplements thereto, the “Registration Statement”) to be filed by Park with the SEC in connection with the issuance of Park Common Shares in the Merger (including the proxy statement and other proxy solicitation materials of Vision Bancshares constituting a part thereof (the “Proxy Statement”) and all related documents). Vision Bancshares agrees to cooperate, and to cause its Subsidiaries to cooperate, with Park, its legal counsel and its accountants, in the preparation of the Registration Statement and the Proxy Statement; and provided that Vision Bancshares and its Subsidiaries have cooperated as required above, Park agrees to file the Registration Statement, which will include the Proxy Statement and a prospectus in respect of the Park Common Shares to be issued in the Merger (together, the “Proxy Statement/Prospectus”) with the SEC as promptly as reasonably practicable. Park and Vision Bancshares shall cause the Proxy Statement/Prospectus to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the rules and regulations of AMEX. Each of Vision Bancshares and Park agrees to use all commercially reasonable efforts to cause the Registration Statement, including the Proxy Statement/Prospectus, to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. Park also agrees to use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Vision Bancshares agrees to promptly furnish to Park all information concerning Vision Bancshares, its Subsidiaries, and their respective officers, directors and shareholders as may be reasonably requested in connection with the foregoing. Each of Park and Vision Bancshares shall promptly notify the other upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Registration Statement or the Proxy Statement/Prospectus and shall promptly provide the other with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand. Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto), filing or mailing the Proxy Statement/Prospectus (or any amendment or supplement thereto), or responding to any comments of the SEC with respect thereto, each of Park and Vision Bancshares, as the case may be, (i) shall provide the other party with a reasonable opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by such other party, and (iii) shall not file or mail such document or respond to the SEC without receiving such other party’s approval, which approval shall not be unreasonably withheld or delayed.

(b) Information Supplied. Each of Vision Bancshares and Park agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, is filed with the SEC and at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to the Vision Bancshares shareholders and at the time of the Vision Bancshares Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements made therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement/Prospectus or any amendment or supplement thereto. Each of Vision Bancshares and Park further agrees that if it shall become aware prior to the Effective Time of any information furnished by it that would cause any of the statements in the Registration Statement and the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements made therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Registration Statement and the Proxy Statement/Prospectus.

(c) Notice of Effectiveness and Changes. Park agrees to advise Vision Bancshares, promptly after Park receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Park Common Shares for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

6.04 Press Releases. Each of Vision Bancshares and Park agrees that it will not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except to the extent that such press release or written statement may be required by applicable Law or AMEX rules to be made before such consent can be obtained.

6.05 Access; Information.

(a) Each party agrees that upon reasonable notice and subject to applicable Laws relating to the exchange of information, it shall afford the other party and its officers, employees, legal counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time, or to the termination of this Agreement, to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and to such other information as the other party may reasonably request and, during such period,

(i) each party shall furnish promptly to the other party all information concerning the business, properties and personnel of a party and its Subsidiaries as the other party may reasonably request,

(ii) Vision Bancshares shall furnish promptly to Park a copy of each material report, schedule and other document filed by Vision Bancshares pursuant to any federal or state securities or banking Laws, and

(iii) Park shall furnish promptly to Vision Bancshares a copy of each material report, schedule and other document filed by Park pursuant to any federal or state securities or banking Laws.

Neither party shall be required to provide access to the other party or to disclose information where such access or disclosure would violate or prejudice the rights of a party’s customers, jeopardize any attorney-client privilege or contravene any Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Use of Information; Confidentiality. Each of Park and Vision Bancshares agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Except for the use of information in connection with the Registration

Statement described in Section 6.03(a) and any other filings with Governmental Authorities or Regulatory Authorities required in order to complete the transactions contemplated by this Agreement, or as required in order to comply with applicable Laws or the rules of any national securities exchange or market where each party’s securities are traded, all information (collectively, the “Information”) received by each of Vision Bancshares and Park (as well as their respective representatives, successors and assigns), pursuant to the terms of this Agreement shall be kept in strictest confidence; provided, however, that subsequent to the filing of the Registration Statement with the SEC, this Section 6.05 shall not apply to information included in the Registration Statement or to be included in the Proxy Statement/Prospectus to be sent to the shareholders of Vision Bancshares under Section 6.03. Vision Bancshares and Park agree, for themselves and their respective representatives, successors and assigns, that the Information will be used only for the purpose of completing the transactions contemplated by this Agreement. Subject to the requirements of all applicable Laws, each party will keep confidential, and will cause its representatives, successors and assigns, to keep confidential, all Information and documents obtained (as well as any other Information obtained prior to the date hereof in connection with the entering into of this Agreement) unless and only to the extent such Information (i) was already known to such party on a nonconfidential basis prior to disclosure, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such Information pertains, (iv) is or becomes readily ascertainable from published information or trade sources, or (v) is such that such party is required by Law or court order to disclose. If any party is required or reasonably believes that it is required to disclose any Information described in this Section 6.05(b) by (A) applicable Law, (B) any court of competent jurisdiction or (C) any inquiry or investigation by any Governmental Authority or Regulatory Authority that is lawfully entitled to require any such disclosure, such party (the “Required Party”) shall, so far so it is lawful, notify the other party of such required disclosure on the same day that the Required Party (1) is notified of a request for such disclosure from the relevant Governmental Authority or Regulatory Authority or (2) determines that such disclosure is required, whichever is earlier. Immediately thereafter, and to the extent practical on the same day, and subject to applicable Laws, the parties shall discuss and use their reasonable best efforts to agree as to the mandatory nature, the required timing and the required content of such disclosure. The Required Party shall furnish only that portion of the Information described in this Section 6.05 that is legally required to be disclosed and shall exercise its reasonable best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the Information described in this Section 6.05 so furnished. The Information shall not be used in any way detrimental to a party including use directly or indirectly in the conduct of the other party’s business or an enterprise in which such other party may have an interest, now or in the future, and whether or not in competition with such other party. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all Information relating to the other party, and furnished by the other party or prepared pursuant to Information provided by the other party regardless of who prepared the Information, to be returned to the party that furnished the same or to be destroyed. It is agreed and understood that the obligations of Vision Bancshares and Park contained in this Section 6.05 shall survive the Closing. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to any party’s obligation to consummate the transactions contemplated by this Agreement.

(c) Subsequent Financial Information. During the period from the date of this Agreement to the Effective Time, each party shall promptly furnish to the other party copies of all monthly and other interim financial statements produced in the ordinary course of business as the same shall become available.

6.06 Acquisition Proposals. Vision Bancshares agrees that it shall not, and shall cause its Subsidiaries and Vision Bancshares’ and its Subsidiaries’ officers, directors, agents, advisors and affiliates not to, solicit, initiate or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any Person relating to, any Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Vision Bancshares Board from (a) making any disclosure to the Vision Bancshares shareholders if, in the good faith judgment of the Vision Bancshares Board, after having consulted with and considered the advice of outside legal counsel to the Vision Bancshares Board, failure so to disclose would be a breach of its fiduciary duties under applicable Law; provided further, however, that any such disclosure regarding an Acquisition Proposal shall be deemed to be a Change in Recommendation unless the Vision Bancshares Board reaffirms the Vision Bancshares Recommendation; (b) before the date of the Vision Bancshares Meeting, providing (or authorizing the provision of) information to, or engaging in (or authorizing) such discussions or negotiations with, any Person who has made an unsolicited bona fide written Acquisition Proposal received after the date of this Agreement that did not result from a breach of this Section 6.06; or (c) recommending such an Acquisition Proposal to the Vision Bancshares shareholders if and only to the extent that, in the case of actions referred to in clause (b) and/or clause (c), (i) such Acquisition Proposal is, or is reasonably expected to lead to a Superior Proposal, (ii) the Vision Bancshares Board after having consulted with and considered the advice of outside legal counsel to the Vision Bancshares Board determines in good faith that providing such information or engaging in such negotiations or discussions, or making such recommendation is required in order to discharge the directors’ fiduciary duties to Vision Bancshares and its shareholders in accordance with applicable Law, and (iii) Vision Bancshares receives from such Person a confidentiality agreement. For purposes of this Agreement, a “Superior Proposal” means any Acquisition Proposal by a third party on terms that the Vision Bancshares Board determines in its good faith judgment, after receiving the advice of its financial advisors, to be materially more favorable from a financial point of view to Vision Bancshares and its shareholders than the Merger and the other transactions contemplated hereby, after taking into account the likelihood of consummation of such transaction on the terms set forth therein, taking into account all legal, financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable Laws. Vision Bancshares also shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Park with respect to any of the foregoing. Vision Bancshares shall promptly (within one business day) advise Park following the receipt by Vision Bancshares of any Acquisition Proposal and the material terms thereof (including the identity of the Person making such Acquisition Proposal), and advise Park of any developments (including any change in such terms) with respect to such Acquisition Proposal promptly upon the occurrence thereof, including the response of the Vision Bancshares Board thereto. Vision Bancshares shall not terminate, amend, modify or waive any provision of or release any of its rights under any confidentiality or standstill agreement to which it is a party. Vision Bancshares shall enforce, to the fullest extent permitted under applicable Laws, the provisions of any such agreement, including, but not limited to, by obtaining an injunction to prevent any breaches of such agreement and to enforce specifically the terms and provisions thereof in any court having jurisdiction. Nothing contained in this Section 6.06 or any other provision of this Agreement will prohibit Vision Bancshares or the Vision Bancshares Board from notifying any third party that contacts Vision Bancshares on an unsolicited basis after the date of this Agreement concerning an Acquisition Proposal of Vision Bancshares’ obligations under this Section 6.06.

6.07 Affiliate Agreements. Not later than the 15th day prior to the mailing of the Proxy Statement/Prospectus, Vision Bancshares shall deliver to Park a schedule of each Person that, to the best of Vision Bancshares’ knowledge, is or is reasonably likely to be, as of the date of the Vision Bancshares Meeting, deemed to be an “affiliate” of Vision Bancshares (each, a “Vision Bancshares Affiliate”) as that term is used in Rule 145 under the Securities Act. Vision Bancshares shall cause each Person who may be deemed to be a Vision Bancshares Affiliate to execute and deliver to Vision Bancshares on or before the date of mailing of the Proxy Statement/Prospectus an agreement in the form attached hereto as

Exhibit B. Vision Bancshares shall deliver such executed agreements of the Vision Bancshares Affiliates to Park at the Closing.

6.08 Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or, if necessary, challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect. Neither party will take any action that would cause the transactions contemplated hereby not to comply with any Takeover Provisions and each of them will take all necessary steps within its control to make those transactions comply with (or continue to comply with) the Takeover Provisions.

6.09 No Rights Triggered. Vision Bancshares shall take all reasonable steps necessary to ensure that the entering into of this Agreement and the consummation of the transactions contemplated hereby and any other action or combination of actions, or any other transactions contemplated hereby, do not and will not result in the grant of any rights to any Person (a) under the Governing Documents of Vision Bancshares or any of its Subsidiaries or (b) under any Material Contract to which Vision Bancshares or any of its Subsidiaries is a party except as contemplated by this Agreement.

6.10 Conformance of Policies and Practices. Prior to the Effective Time, Vision Bancshares shall, and shall cause its Subsidiaries to, consistent with GAAP and on a basis and on timing mutually satisfactory to it and Park, modify and change their respective loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) as well as other management and operating policies and practices so as to be applied on a basis that is consistent with those of Park and its Subsidiaries; provided, however, that Vision Bancshares shall not be obligated to take any such action pursuant to this Section 6.10 involving a valuation adjustment or earnings charge earlier than 30 days prior to the Effective Time, and unless and until Park acknowledges that all conditions to the obligation of Park to consummate the Merger have been satisfied and certifies to Vision Bancshares that Park’s representations and warranties are true and correct in all material respects as of such date and that Park is otherwise materially in compliance with this Agreement. Vision Bancshares’ representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 6.10.

6.11 Transition. Vision Bancshares shall reasonably cooperate with Park in order to facilitate an orderly transition of the management of the business of Vision Bancshares to Park and in order to facilitate the integration of the operations of Vision Bancshares and Park and to permit the coordination of their related operations on a timely basis. To accelerate to the earliest time possible following the Effective Time the realization of synergies, operating efficiencies and other benefits expected to be realized by Vision Bancshares and Park as a result of the Merger, Vision Bancshares shall consult with Park on all strategic and operational matters to the extent such consultation is not in violation of applicable Laws, including Laws regarding the exchange of information and other Laws regarding competition. Without in any way limiting the provisions of Section 6.05(b), Park and its officers, employees, legal counsel, financial advisors and other representatives shall, upon reasonable written notice to Vision Bancshares, be entitled to review the operations and visit the facilities of Vision Bancshares and its Subsidiaries at all times as may be deemed reasonably necessary by Park in order to accomplish the foregoing arrangements. Notwithstanding the foregoing, nothing contained in this Agreement gives Park, directly or indirectly, the right to control or direct or to unreasonably interfere with Vision Bancshares’ or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, Vision Bancshares and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations.

6.12 Reports. Each of Vision Bancshares and Park shall file (and shall cause Vision Bancshares’ Subsidiaries and Park’s Subsidiaries, respectively, to file), between the date of this Agreement and the Effective Time, all reports required to be filed by it (or them) with the SEC and any other Regulatory Authorities having jurisdiction over such party, and Vision Bancshares shall deliver to Park copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such financial statements as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to the absence of full footnotes and to normal recurring year-end audit adjustments that are not material in amount or in effect). As of their respective dates, such reports filed with the SEC will comply in all material respects with the federal securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein not misleading. Any financial statements contained in any reports to a Regulatory Authority shall be prepared in accordance with requirements applicable to such reports.

6.13 Exchange Listing. Park will use all reasonable best efforts to cause the Park Common Shares to be issued in the Merger to be approved for listing on AMEX, subject to official notice of issuance, as promptly as practicable, and in any event before the Effective Time.

6.14 Regulatory Applications.

(a) Preparation and Filing. Park and Vision Bancshares and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation and requests for regulatory approvals, to timely effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities and Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement. Each of Park and Vision Bancshares shall provide all information required from it and its Subsidiaries in order to enable the other to make necessary filings. Such information shall be delivered within five business days of a written request for such information. Each of Park and Vision Bancshares shall have the right to review in advance, and to the extent practicable, each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to, and shall be provided in advance so as to reasonably exercise its right to review in advance, all material written information submitted to any third party or any Governmental Authority or Regulatory Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

(b) Information to be Furnished. Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority or Regulatory Authority.

6.15 Indemnification.

(a) Indemnity by Park. Following the Effective Date, Park shall indemnify, defend and hold harmless all Directors, Officers and Employees of Vision Bancshares and its Subsidiaries (each, an

“Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions or alleged actions or omissions in the course of the Indemnified Party’s duties as a director, officer or employee of Vision Bancshares or one of its Subsidiaries occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent that Vision Bancshares is permitted to indemnify (and advance expenses to) its directors, officers and employees under the laws of the States of Alabama and, as appropriate, Florida, and consistent with the terms and conditions of the Vision Bancshares Articles and the Vision Bancshares Bylaws as in effect on the date hereof. Notwithstanding the foregoing, Park shall not be obligated to indemnify a director, officer or employee for acts or omissions of such director, officer or employee that were beyond the scope of the duties of such director, officer or employee as a director, officer or employee of Vision Bancshares or one of its Subsidiaries. Any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under the Vision Bancshares Articles, the Vision Bancshares Bylaws and applicable Law for indemnification shall be made by the court in which the claim, action, suit or proceeding was brought or by independent legal counsel (which shall not be legal counsel that provides services to Park) selected by Park and reasonably acceptable to such Indemnified Party or selected by the Indemnified Party and reasonably acceptable to Park. As a condition to receiving such indemnification, the Indemnified Party shall assign to Park, by separate writing, all right, title and interest in and to the proceeds of the Indemnified Party’s applicable insurance coverage, if any, including insurance maintained or provided by Park or Vision Bancshares or any of their respective Subsidiaries to the extent of such indemnity. No Indemnified Party shall be entitled to such indemnification with respect to a claim (i) if such Indemnified Party fails to cooperate in the defense and investigation of such claim as to which indemnification may be made, (ii) made by such Indemnified Party against Park, any Subsidiary of Park, Vision Bancshares or any Subsidiary of Vision Bancshares arising out of or in connection with this Agreement, the transactions contemplated hereby or the conduct of the business of Park, the Subsidiary of Park, Vision Bancshares or the Subsidiary of Vision Bancshares, or (iii) if such Person fails to deliver such notices as may be required under any applicable directors’ and officers’ liability insurance policy to preserve any possible claims of which the Indemnified Party is aware, to the extent such failure results in the denial of payment under such policy.

(b) D&O Insurance. For a period of three years from the Effective Time, Park shall use its reasonable best efforts to provide that portion of director’s and officer’s liability insurance that serves to reimburse the present and former Officers and Directors of Vision Bancshares or its Subsidiaries (determined as of the Effective Time) with respect to claims against such Directors and Officers arising from facts or events that occurred before the Effective Time, on terms no less favorable than those in effect on the date of this Agreement; provided, however, that Park may substitute therefor policies providing at least comparable coverage containing terms and conditions no less favorable than those in effect on the date of this Agreement; and provided, further, that Officers and Directors of Vision Bancshares or its Subsidiaries may be required to make application and provide customary representations and warranties to Park’s insurance carrier for the purpose of obtaining such insurance; and provided, further, in no event shall the annual premium on such policy exceed 125% of the annual premium payments on Vision Bancshares’ policy in effect as of the date of this Agreement (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Park shall use its reasonable efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount.

(c) Procedures; Limitations. Any Indemnified Party wishing to claim indemnification under Section 6.15(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Park thereof; provided that the failure so to notify shall not affect the obligations of

Park under Section 6.15(a) unless and to the extent that Park is actually prejudiced as a result of such failure. In the event of a claim (whether arising before or after the Effective Time), (i) Park shall have the right to assume the defense thereof and Park shall not be liable to such Indemnified Parties for any legal expenses of other legal counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Park elects not to assume such defense or legal counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between Park and the Indemnified Parties, the Indemnified Parties may retain legal counsel satisfactory to them, and Park shall pay all reasonable fees and expenses of such legal counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Park shall be obligated pursuant to this paragraph (c) to pay for only one firm of legal counsel for all Indemnified Parties in any jurisdiction unless the use of one legal counsel for such Indemnified Parties would present such legal counsel with a conflict of interest, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Park shall not be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld; and provided, further, that Park shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(d) Legal Successors. If Park or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of Park shall assume the obligations set forth in this Section 6.15.

(e) Beneficiaries. The provisions of this Section 6.15 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.16 Employment Agreements; Opportunity of Employment; Employee Benefits.

(a) Employment Agreements. As of the date of this Agreement, Park and Vision Alabama and/or Vision Florida shall enter into an employment agreement with each of (i) J. Daniel Sizemore, (ii) William E. Blackmon, (iii) Andrew W. Braswell, (iv) Joey W. Ginn, (v) Robert S. McKean, (vi) Diane Anderson, (vii) Tommy Files, (viii) Robin Fly, (ix) James E. Kirkland, (x) William Lloyd, (xi) Debbie McBride-Schmidt and (xii) Darrell W. Melton (the “Employment Agreements”), forms of each of which are attached hereto as Exhibits C-1, C-2, C-3, C-4, C-5, C-6, C-7, C-8, C-9, C-10, C-11 and C-12, respectively, and each of which shall become effective at the Effective Time if the Closing occurs as provided in Section 2.03 of this Agreement. Each Employment Agreement will replace and supersede the current employment agreement, change in control and non-competition agreement or change in control agreement with Vision Bancshares and/or one of the Subsidiaries of Vision Bancshares to which the relevant individual is a party, if any.

(b) Opportunity of Employment. Each existing Employee of Vision Bancshares or a Subsidiary of Vision Bancshares who has not entered into an Employment Agreement as contemplated by Section 6.16(a) and who is actively employed at the Effective Time shall have the opportunity to continue as an at-will employee of Park or one of Park’s Subsidiaries. It is understood and agreed that except as provided in Section 6.16(a), nothing in this Section 6.16 or elsewhere in this Agreement shall be deemed to be a contract of employment or be construed to give any Employee of Vision Bancshares and/or its Subsidiaries any rights other than as employees at will under applicable Law and said Employees shall not be deemed to be third-party beneficiaries of this Section 6.16(b).

(c) Employee Benefits. Employees of Vision Bancshares and/or its Subsidiaries who continue as employees of Park or one of Park’s Subsidiaries from and after the Effective Time (“Continuing Employees”) shall continue to participate in the Compensation and Benefit Plans in which they participated immediately prior to the Effective Time, unless and until Park, in its sole discretion, shall determine that the Continuing Employees shall, subject to applicable eligibility requirements, participate in employee benefit plans of Park or a Subsidiary of Park, and that some or all of the Compensation and Benefit Plans shall be frozen, terminated or merged into certain employee benefit plans of Park or one of its Subsidiaries. Notwithstanding the foregoing, to the extent permitted by applicable Law, each Continuing Employee shall be credited with years of service with Vision Bancshares, the appropriate Vision Bancshares Subsidiary and, to the extent credit would have been given by Vision Bancshares or the appropriate Vision Bancshares Subsidiary for years of service with a predecessor (including any business organization acquired by Vision Bancshares or any Vision Bancshares Subsidiary), of Vision Bancshares or any Vision Bancshares Subsidiary, for purposes of entitlement to benefits, including for severance benefits and vacation entitlement, eligibility, vesting and level of benefits (but not for benefit accrual purposes under any defined benefit pension plan) in the employee benefit plans of Park. Service with Vision Bancshares and the appropriate Vision Bancshares Subsidiary shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations with respect to any Park employee benefit plan that is a group health plan. Each Park employee benefit plan that is a group health plan shall waive pre-existing condition limitations to the same extent waived under the applicable Vision Bancshares Compensation and Benefit Plan that is a group health plan. Continuing Employees shall be given credit for amounts paid under a corresponding group health plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Park group health plan. Park shall, before the Effective Time, adopt resolutions that amend its employee benefit plans to provide for the Vision Bancshares or Vision Bancshares Subsidiary service credits referenced herein.

(d) Survival. The covenants in this Section 6.16 shall survive the Merger.

6.17 Notification of Certain Matters.

(a) Material Adverse Effect; Material Breach. Between the date hereof and the Closing, each of Vision Bancshares and Park shall give prompt notice in writing to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach (without regard to any materiality, Material Adverse Effect or similar qualifier included in any representation, warranty, covenant or agreement) of any of its representations, warranties, covenants or agreements contained herein.

(b) Persons Required to Consent to Merger. Vision Bancshares shall promptly notify Park of any written notice or other bona fide communication from any Person alleging that the consent of such Person is or may be required as a condition to the Merger.

(c) Notice to Insurers. Vision Bancshares shall, prior to the Effective Time, notify its insurers in writing of all known incidents, events and circumstances that would reasonably be expected to give rise to a claim against Vision Bancshares or any of its Subsidiaries.

(d) Legal and Regulatory Matters. Vision Bancshares shall notify Park within two business days of the receipt of any summons, subpoena, complaint, regulatory inquiry or whistleblower notice involving Vision Bancshares or any of its Subsidiaries.

(e) Suspicious Activity Reports. Vision Bancshares shall promptly provide Park with a notice of any Suspicious Activity Report filed with any Regulatory Authority.

(f) Collections. Vision Bancshares shall promptly notify Park of the intended filing of collections litigation against any customer of one of Vision Bancshares’ Subsidiaries if the principal balance is in excess of $250,000.

6.18 Boards of Directors of Vision Alabama and Vision Florida. Members of the Boards of Directors of Vision Alabama and Vision Florida shall continue to serve until their successors are duly qualified and elected and shall receive compensation for their service on the Board of Directors of Vision Alabama or Vision Florida, as appropriate, commensurate with the compensation paid to directors serving on the Boards of Directors of Park’s other Subsidiaries.

6.19 Tax Treatment. Each of Park and Vision Bancshares agrees not to take any actions subsequent to the date of this Agreement that would adversely affect the ability of Vision Bancshares and its shareholders to characterize the Merger as a tax-free reorganization under Section 368(a) of the Code, and each of Park and Vision Bancshares agrees to take such action as may be reasonably required, if such action may be reasonably taken to reverse the impact of any past actions that would adversely impact the ability for the Merger to be characterized as a tax-free reorganization under Section 368(a) of the Code.

6.20 No Breaches of Representations and Warranties. Between the date of this Agreement and the Effective Time, without the written consent of the other party, each of Park and Vision Bancshares will not do any act or suffer any omission of any nature whatsoever that would cause any of the representations or warranties made in Article V of this Agreement to become untrue or incorrect.

6.21 Consents. Each of Park and Vision Bancshares shall use its best efforts to obtain any required consents to the transactions contemplated by this Agreement.

6.22 Insurance Coverage. Vision Bancshares shall cause each of the policies of insurance listed in the Vision Bancshares Disclosure Schedule to remain in effect between the date of this Agreement and the Effective Time.

6.23 Correction of Information. Each of Park and Vision Bancshares shall promptly correct and supplement any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times through the Closing, and shall include all facts necessary to make such information correct and complete in all material respects at all times; provided that any such correction that may result in a change to a party’s Disclosure Schedule shall not be made and shall not be deemed to constitute a cure of any breach of any representation or warranty made pursuant to this Agreement without the prior written consent of the other party.

6.24 Delivery of Real Property Documents.

(a) Within five business days after the date of this Agreement, Vision Bancshares, its Subsidiaries and/or Related Persons shall deliver to Park copies of any and all of the following relative to any real property listed in the Vision Bancshares Disclosure Schedule: title commitments, title policies, environmental assessments, physical inspection reports, and any and all other studies, tests, examinations, reports, surveys and other documentation with respect to the physical and environmental condition of the real property at issue including but not limited to any orders, correspondence, consents, permits or approvals from any Governmental Authorities or Regulatory Authorities.

(b) Upon request of Park at any time prior to the Closing Date, Vision Bancshares shall immediately request, and deliver to Park as soon as reasonably possible thereafter, an estoppel certificate from each landlord when Vision Bancshares or one of its Subsidiaries is the tenant, or each tenant when Vision Bancshares or one of its Subsidiaries is the landlord, under each and every lease of real property listed in the Vision Bancshares Disclosure Schedule. The form of estoppel certificate shall certify, to the extent true, as to the following: that the lease is in full force and effect and unmodified (or, if there have been modifications to the lease, that the same is in full force and effect as modified, stating the modifications); the dates on which the commencement of the lease occurred and on which the term of the lease expires pursuant to the terms of the lease; the number and length of any extension terms exercisable by the tenant under the lease; the square footage of the premises leased by the tenant and the tenant’s percentage share of any common operating and maintenance expenses, if applicable; the date through which rent has been paid; the amount of the rental payment next due under the lease; whether or not any rent has been pre-paid more than 30 days in advance; in the case of an estoppel certificate from a tenant, that the tenant has accepted the leased premises and that the landlord is not required under the terms of the lease to make any improvements to the leased premises after the date of the certificate; the amount of any security deposit; and that there exists no event of default on behalf of the tenant and/or the landlord under the lease, nor has the tenant or the landlord taken any action or failed to take an action which action or failure to act could, with the passage of time, become a default under the lease terms.

6.25 Supplemental Assurances.

(a) Certificate of Vision Bancshares. On the date the Registration Statement becomes effective and on the Closing Date, Vision Bancshares shall deliver to Park a certificate signed by Vision Bancshares’ chief executive officer and Vision Bancshares’ chief financial officer to the effect, to such officers’ knowledge, that the information contained in the Registration Statement relating to the business and financial condition and affairs of Vision Bancshares, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(b) Certificate of Park. On the date the Registration Statement becomes effective and on the Closing Date, Park shall deliver to Vision Bancshares a certificate signed by Park’s chief executive officer and Park’s chief financial officer to the effect, to such officers’ knowledge, that the Registration Statement (other than the information contained therein relating to the business and financial condition and affairs of Vision Bancshares) does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

6.26 Exemption from Section 16(b) Liability. Park and Vision Bancshares shall take all such steps as may be required or reasonably requested to cause the transactions contemplated by this Agreement and any other dispositions of shares of Vision Bancshares Common Stock or other equity securities of Vision Bancshares in connection with this Agreement by each individual who is a director or officer of Vision Bancshares to be exempt under Exchange Act Rule 16b-3, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP, or as may otherwise be reasonably requested by Vision Bancshares.

6.27 Necessary Further Action. Each of Park and Vision Bancshares agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all necessary actions and to execute all additional documents, agreements and instruments required to consummate the transactions contemplated by this Agreement.

6.28 Additional Directors. Subject to the provisions of the Park Articles, the Park Regulations and the other Governing Documents of Park, the fiduciary duties of the Park Board (and the committees thereof) and applicable Law, Park will consider the addition to the Park Board of one or more of the individuals who currently serve on the Vision Bancshares Board as vacancies on the Park Board occur or as the size of Vision Alabama and Vision Florida relative to the other Subsidiaries of Park may warrant. This covenant is in addition to the provisions of Section 2.01 whereby J. Daniel Sizemore is to become a member of the Park Board at the Effective Time.

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ARTICLE VII - Conditions to Consummation of the Merger

7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of Park and Vision Bancshares to consummate the Merger is subject to the satisfaction, or written waiver by Park and Vision Bancshares prior to the Closing Date, of each of the following conditions precedent:

(a) Shareholder Approval. This Agreement shall have been duly adopted by the Required Vision Bancshares Vote.

(b) Regulatory Approvals. All approvals of Governmental Authorities and Regulatory Authorities required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect, and all statutory waiting periods in respect thereof shall have expired and no such approvals or statute, rule or order shall contain (i) any conditions, restrictions or requirements that the Park Board reasonably determines would either before or after the Effective Time have a Material Adverse Effect on Park after giving effect to the consummation of the Merger, (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and that the Park Board reasonably determines would either before or after the Effective Date have a Material Adverse Affect on Park after giving effect to the consummation of the Merger, or (iii) any conditions, restrictions or requirements that would prevent Park from realizing the major portion of the economic benefits of the Merger and the transactions contemplated by this Agreement which Park currently anticipates obtaining.

(c) No Injunction. No temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect. No Governmental Authority or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, deemed applicable, threatened, commenced a proceeding with respect to or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and enjoins or prohibits consummation of the transactions contemplated by this Agreement or makes the Merger illegal.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order or similar restraining order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e) Exchange Listing. The Park Common Shares to be issued in the Merger shall have been approved for listing on AMEX, subject to official notice of issuance.

(f) Tax Opinion. Park and Vision Bancshares shall have received the written opinion of Park’s legal counsel, Vorys, Sater, Seymour and Pease LLP, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. In rendering its opinion, Vorys, Sater, Seymour and Pease LLP will require and rely upon reasonable and customary representations contained in letters from Park and Vision Bancshares that such legal counsel reasonably deems relevant.

7.02 Conditions to Obligation of Vision Bancshares. The obligation of Vision Bancshares to consummate the Merger is also subject to the satisfaction or written waiver by Vision Bancshares prior to the Closing Date, of each of the following conditions precedent:

(a) Representations and Warranties. The representations and warranties of Park set forth in this Agreement shall be true and correct in all material respects (except for representations and warranties that contain qualifications as to materiality, which shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though such representations and warranties were also made on and as of the Closing Date (except that representations and warranties which by their terms speak as of the date of this Agreement or some other specific date shall be true and correct or true and correct in all material respects, as the case may be, as of such date), and Vision Bancshares shall have received a certificate, dated the Closing Date, signed on behalf of Park by the Chairman of the Board or the President of Park to such effect.

(b) Performance of Obligations of Park. Park shall have performed in all material respects all covenants and obligations required to be performed by Park under this Agreement at or prior to the Effective Time, including those related to the Closing and the closing deliveries required by Section 2.03, and Vision Bancshares shall have received a certificate, dated the Closing Date, signed on behalf of Park by the Chairman of the Board or the President of Park to such effect.

(c) Consents. Park shall have obtained the consent or approval of each Person (other than Governmental Authorities and Regulatory Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consent or approval would not, individually or in the aggregate, have a Material Adverse Effect, after the Effective Time, on the Surviving Corporation.

(d) No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any Material Adverse Effect on Park, or any change, condition, event or development that, individually or in the aggregate, has resulted in or could reasonably be expected to result in a Material Adverse Effect on Park. No Governmental Authority or Regulatory Authority of competent jurisdiction shall have instituted any claim, action, suit, investigation or proceeding which could reasonably be expected to result in a Material Adverse Effect on Park.

7.03 Conditions to Obligation of Park. The obligation of Park to consummate the Merger is also subject to the satisfaction or written waiver by Park prior to the Closing Date, of each of the following conditions precedent:

(a) Representations and Warranties. The representations and warranties of Vision Bancshares set forth in this Agreement shall be true and correct in all material respects (except for representations and warranties that contain qualifications as to materiality, which shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though such representations and warranties were also made on and as of the Closing Date (except that representations and warranties which by their terms speak as of the date of this Agreement or some other specific date shall be true and correct or true and correct in all material respects, as the case may be, as of such date) and Park shall have received a certificate, dated the Closing Date, signed on behalf of Vision Bancshares by the chief executive officer and the chief financial officer of Vision Bancshares to such effect.

(b) Performance of Obligations of Vision Bancshares. Vision Bancshares shall have performed in all material respects all covenants and obligations required to be performed by Vision Bancshares under this Agreement at or prior to the Effective Time, including those related to the Closing and the closing deliveries as required by Section 2.03, and Park shall have received a certificate, dated the Closing Date, signed on behalf of Vision Bancshares by the chief executive officer and the chief financial officer of Vision Bancshares to such effect.

(c) Affiliate Agreements. Park shall have received the agreements referred to in Section 6.07 from each Vision Bancshares Affiliate.

(d) Consents. Vision Bancshares and its Subsidiaries shall have obtained the consent or approval of each Person (other than Governmental Authorities and Regulatory Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consent or approval would not, individually or in the aggregate, have a Material Adverse Effect, after the Effective Time, on the Surviving Corporation.

(e) No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any Material Adverse Effect on Vision Bancshares, or any change, condition, event or development that, individually or in the aggregate, has resulted in or could reasonably be expected to result in a Material Adverse Effect on Vision Bancshares. No Governmental Authority or Regulatory Authority of competent jurisdiction shall have instituted any claim, action, suit, investigation or proceeding which could reasonably be expected to result in a Material Adverse Effect on Vision Bancshares.

ARTICLE VIII - Termination

8.01 Termination. This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time, whether before or after shareholder approval:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual written agreement of Park and Vision Bancshares, duly authorized by action taken by or on behalf of their respective boards of directors.

(b) Breach. At any time prior to the Effective Time, by Park or Vision Bancshares, duly authorized by action taken by or on behalf of its board of directors, by providing written notice to the other party, in the event of either:

(i) a breach by the other party of any representation or warranty contained herein such that the condition set forth in Section 7.02(a) or 7.03(a), as appropriate, would not be satisfied and which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or

(ii) a material breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that

(A) such breach (under either clause (i) or (ii)) would entitle the non-breaching party not to consummate the Merger under Article VII, and

(B) the terminating party is not itself in material breach of any provision of this Agreement.

(c) Delay. At any time prior to the Effective Time, by Park or Vision Bancshares, duly authorized by action taken by or on behalf of its board of directors, by providing written notice to the other party, in the event that the Merger is not consummated by May 15, 2007, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).

(d) No Approval. By Vision Bancshares or Park, duly authorized by action taken by or on behalf of its board of directors, by providing written notice to the other party, in the event:

(i) the approval of any Governmental Authority or Regulatory Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or Regulatory Authority and the terminating party is not in material breach of Section 6.14;

(ii) the holders of Vision Bancshares Common Stock fail to approve this Agreement at the Vision Bancshares Meeting; or

(iii) any of the closing conditions have not been met or waived by the respective party as required by Article VII hereof.

(e) Superior Proposal. At any time prior to the approval of this Agreement by the holders of Vision Bancshares Common Stock contemplated by Section 7.01(a) by Vision Bancshares, if the Vision Bancshares Board so determines by vote of a majority of the members of the entire Vision Bancshares Board if (i) Vision Bancshares is not in breach of any material term of this Agreement including Section 6.06, (ii) the Vision Bancshares Board authorized Vision Bancshares, subject to complying with the terms of this Agreement, to enter into a definitive written agreement concerning a transaction that constitutes a Superior Proposal, (iii) Vision Bancshares notifies Park in writing that Vision Bancshares intends to enter into such an agreement as soon as practicable upon termination of this Agreement, attaching the most current version of such agreement to such notice and (iv) at least five business days elapse after Park receives the written notice provided for in clause (iii) above and the Vision Bancshares Board continues to consider the Acquisition Proposal to be a Superior Proposal after taking into account in good faith any amendment or modification to this Agreement proposed by Park during such five business day period.

(f) Change in Recommendation. By Park, duly authorized by action taken by or on behalf of the Park Board, by providing written notice to Vision Bancshares, if (i) in connection with the presentation of this Agreement to the holders of Vision Bancshares Common Stock as contemplated by Section 6.02, the Vision Bancshares Board shall have failed to make the Vision Bancshares Recommendation; or withdrawn, modified or qualified (or proposed to withdraw, modify or qualify) in any manner adverse to Park, the Vision Bancshares Recommendation; or taken any other action or made any other statement in connection with the Vision Bancshares Meeting inconsistent with the Vision Bancshares Recommendation (any such action in this clause (i), a “Change in Recommendation”), whether or not permitted by the terms of this Agreement, (ii) Vision Bancshares materially breached its obligations under this Agreement by reason of a failure to call the Vision Bancshares Meeting in accordance with Section 6.02 or the failure to prepare and mail to its shareholders the Proxy Statement/Prospectus in accordance with Section 6.03 or (iii) the Vision Bancshares Board takes the actions described in Section 6.06.

(g) Park Common Shares.

(i) By Vision Bancshares, duly authorized by action taken by or on behalf of the Vision Bancshares Board, by providing written notice to Park at any time during the three-day period commencing with the Determination Date (as defined below), if the following condition is satisfied: the average of the closing sale price of a Park Common Share on AMEX (as reported on www.amex.com or, if not reported thereon, as reported in another authoritative source) during the period of the 20 Trading Days ending on the tenth Trading Day prior to the date then established for the Closing Date (such average referred to herein as the “Park Reference Price,” and such period referred to herein as the “Reference Period”), is less than $81.00, appropriately adjusted for any stock split, stock dividend, recapitalization, reclassification, split up, combination, exchange of shares, readjustment or similar transaction with respect to the outstanding Park Common Shares during the period between the last Trading Day immediately preceding the date of the first public announcement of entry into this Agreement (the “Starting Date”) and the last Trading Day within the Park Reference Period (the “Determination Date”).

(ii) By Park, duly authorized by action taken by or on behalf of the Park Board, by providing written notice to Vision Bancshares at any time during the three-day period commencing with the Determination Date, if the following condition is satisfied: the Park Reference Price is greater than $121.00, appropriately adjusted for any stock split, stock dividend, recapitalization, reclassification, split up, combination, exchange of shares, readjustment or similar transaction with respect to the outstanding Park Common Shares during the period between the Starting Date and the Determination Date.

8.02 Effect of Termination and Abandonment; Enforcement of Agreement. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to the other party hereunder except:

(a) as set forth in Sections 8.03, 9.01 and 9.05; and

(b) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination. Notwithstanding anything contained herein to the contrary, the parties hereto agree that irreparable damage will occur in the event that a party breaches any of its obligations, duties, covenants and agreements contained herein. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled by Law or in equity.

8.03	Termination Fee; Expenses.

(a) Obligation to Pay Termination Fee. Vision Bancshares shall promptly pay to Park a termination fee in the amount of $6,500,000 (the “Termination Fee”) in immediately available federal funds if:

(i) this Agreement is terminated by Vision Bancshares pursuant to Section 8.01(e); or

(ii) (A) this Agreement is terminated by Park pursuant to Section 8.01(b)(ii) as a result of a willful breach by Vision Bancshares or 8.01(f), or by Park or Vision Bancshares pursuant to Section 8.01(d)(ii); and (B) at any time after the date of this Agreement and prior to any such termination, an Acquisition Proposal with respect to Vision Bancshares shall have been publicly announced, publicly proposed or commenced; and (C) within 12 months after the date of such termination, Vision Bancshares shall have entered into an agreement relating to such previously announced

Acquisition Proposal or such previously announced Acquisition Proposal shall have been consummated. No termination fee shall be paid unless all of the conditions set forth in subclauses (A), (B) and (C), above, have occurred.

(b) The Termination Fee shall be payable (i) on the date of termination of this Agreement in the case of clause (a)(i) above; and (ii) two business days after the first to occur of the execution of the agreement relating to an Acquisition Proposal or the consummation of the Acquisition Proposal in the case of clause (a)(ii) above. Upon payment of the Termination Fee and Out-of-Pocket Expenses in accordance with this Section 8.03, Vision Bancshares shall have no further liability to Park at Law or in equity with respect to such termination under Section 8.01(e), 8.01(b) or 8.01(f), or with respect to this Agreement. Vision Bancshares acknowledges that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Park would not enter into this Agreement. Accordingly, if Vision Bancshares fails to pay timely any amount due pursuant to this Section 8.03 and, in order to obtain such payment, Park commences a suit that results in a judgment against Vision Bancshares for the amount payable to Park pursuant to this Section 8.03, Vision Bancshares shall pay to Park its reasonable, out-of-pocket costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount so payable at the applicable federal funds rate.

(c) If an Acquisition Proposal has been made known to Vision Bancshares and made known to the holders of Vision Bancshares Common Stock generally or has been made directly to the holders of Vision Bancshares Common Stock generally or any Person has publicly announced an intention (whether or not conditional) to make a bona fide Acquisition Proposal and such Acquisition Proposal or announced intention has not been withdrawn, and thereafter this Agreement is terminated pursuant to Section 8.01(c) by Park as a result of knowing action or inaction of Vision Bancshares, and within six months following the termination pursuant to Section 8.01(c), Vision Bancshares enters in an agreement with the Person making any of the above-mentioned Acquisition Proposals, then Vision Bancshares shall promptly (but not later than two business days after signing an agreement with the person making the Acquisition Proposal) pay to Park an amount (not to exceed $250,000 in the aggregate) equal to all documented out-of-pocket expenses and fees incurred by Park (including, without limitation, fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of or in connection with or related to the Merger or the other transactions contemplated by this Agreement) (“Out-of-Pocket Expenses”), and Park may pursue any remedies available to it at Law or in equity and will, in addition to its Out-of-Pocket Expenses (which are to be paid as specified above), be entitled to receive such additional amounts as such non-breaching party may be entitled to receive at Law or in equity, but in no event shall such additional amounts plus the Out-of-Pocket Expenses exceed $6,500,000 in total.

ARTICLE IX - Miscellaneous

9.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than covenants which by their terms are to survive the Closing or are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 5.02(l), 5.03(r), 6.03(b), 6.04, 6.05(b), 8.02 and 8.03 and this Article IX which shall survive such termination). Notwithstanding the foregoing, no such representations, warranties, agreements or covenants shall be deemed to be terminated or extinguished so as to deprive the Surviving Corporation (or any director, officer or controlling person thereof) of any defense in Law or equity which otherwise would be available against the claims of any Person, including, without limitation, any shareholder or former shareholder of Park or Vision Bancshares.

9.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be:

(a) waived by the party benefited by the provision, or

(b) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except to the extent that any such amendment would violate applicable Law or require resubmission of this Agreement or the plan of merger contained herein to the shareholders of Vision Bancshares.

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

9.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same agreement and shall be effective when both counterparts have been signed by each of the parties, and delivered to the other party; it being understood that all parties need not sign the same counterpart.

9.04 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the Laws of the State of Ohio applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of federal Law are applicable).

9.05 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that Park and Vision Bancshares will each bear and pay one-half of the following expenses:

(a) the costs (excluding the fees and disbursements of legal counsel, financial advisors and accountants) incurred in connection with the preparation (including copying and printing and distributing) of the Registration Statement, the Proxy Statement/Prospectus and applications to Governmental Authorities for the approval of the Merger, and

(b) all filing or registration fees, including, without limitation, fees paid for filing the Registration Statement with the SEC.

9.06 Notices. All notices, requests, demands and other communications required or permitted to be given hereunder to a party shall be in writing and shall be deemed to have been given:

(a) on the date of delivery, if personally delivered or sent by facsimile (with confirmation of receipt),

(b) on the first business day following the date of dispatch, if delivered by a recognized next-day courier service or

(c) on the third business day following the date of mailing, if mailed by registered or certified mail, postage prepaid (return receipt requested),

in each case to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Vision Bancshares, to:

Vision Bancshares, Inc.

2200 Stanford Road

Panama City, Florida 32405

Attn: William E. Blackmon

Facsimile: (251) 968-3363

With a copy (which shall not constitute notice) to:

Balch & Bingham LLP

1901 Sixth Avenue North

Suite 2600

Birmingham, Alabama 35203

Attn: Michael D. Waters, Esq.

Facsimile: (205) 226-8799

If to Park, to:

Park National Corporation

50 North Third Street

P.O. Box 3500

Newark, Ohio 43058

Attn: C. Daniel DeLawder

Facsimile: (740) 349-3765

with a copy (which shall not constitute notice) to:

Vorys, Sater, Seymour and Pease LLP

P.O. Box 1008

52 East Gay Street

Columbus, OH 43216-1008

Attn: Elizabeth Turrell Farrar

Facsimile: (614) 719-4708

9.07 Entire Understanding; No Third Party Beneficiaries. This Agreement (including the exhibits, documents and instruments referred to herein) and any separate agreement entered into by the parties of even date herewith represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made (other than any such separate agreement). Except as specifically set forth herein, nothing in this Agreement, whether express or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.08 Interpretation; Effect. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References herein to “transaction contemplated by this Agreement” include the Merger as well as the other transactions contemplated hereby. No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement. All references to “dollars” or “$” mean the lawful currency of the United States unless otherwise indicated. Any reference in this Agreement to any Law shall be deemed to include a reference to any amendments, revisions or successor provisions to such Law. If there is any inconsistency between the statements in the body of this Agreement and those in the Vision Bancshares Disclosure Schedule (other than an exception expressly set forth as such in the Vision Bancshares Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

9.09 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

9.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.11 Assignment. Park and Vision Bancshares may not assign this Agreement or any of their respective rights or obligations under this Agreement to any other Person (whether by operation of Law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns (including successive, as well as immediate, successors and permitted assigns) of Park and Vision Bancshares.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

VISION BANCSHARES, INC.

By:	/s/ J. Daniel Sizemore
J. Daniel Sizemore
Chairman of the Board and Chief Executive Officer

PARK NATIONAL CORPORATION

By:	/s/ C. Daniel DeLawder
C. Daniel DeLawder
Chairman of the Board and Chief Executive Officer

EXHIBIT A

Form of FIRPTA Certification

Vision Bancshares, Inc.

Vision Bancshares, Inc. was not a United States real property holding corporation for purposes of Section 897(c)(2) of the Internal Revenue Code of 1986, as amended, at any time during the five-year period ending on the date hereof.

As of the date hereof, no interest in Vision Bancshares, Inc. is a U.S. real property interest for purposes of Treasury Regulations Sections 1.897-2(b)(1) and (h).

The undersigned responsible officer of Vision Bancshares, Inc. hereby certifies under penalties of perjury that this statement is correct to such officer’s knowledge and belief, and that such officer has authority to sign this statement on behalf of Vision Bancshares, Inc.

VISION BANCSHARES, INC.

By:

Printed Name:

Title:

Date:

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EXHIBIT B

Form of Vision Bancshares, Inc. Affiliate Agreement

Park National Corporation

50 North Third Street

P.O. Box 3500

Newark, Ohio 43058-3500

Ladies and Gentlemen:

I have been advised that, as of the date hereof, I may be deemed to be an “affiliate” of Vision Bancshares, Inc. (“Vision Bancshares”), as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) promulgated under the Securities Act of 1933, as amended (the “1933 Act”).

Pursuant to the terms of the Agreement and Plan of Merger by and between Park National Corporation (“Park”) and Vision Bancshares dated to be effective as of September 14, 2006 (the “Merger Agreement”), providing for the merger of Vision Bancshares with and into Park (the “Merger”), and as a result of the Merger, I may receive Park Common Shares, without par value (“Park Common Shares”), in exchange for shares of Vision Bancshares common stock, $1.00 par value (“Vision Bancshares Common Stock”), owned by me at the Effective Time (as defined and determined pursuant to the Merger Agreement). This letter is being delivered pursuant to Section 6.07 of the Merger Agreement.

I represent, warrant and covenant to Park that if I receive any Park Common Shares as a result of the Merger:

A. I will not sell, transfer or otherwise dispose of any of the Park Common Shares (including any securities which may be paid as a dividend or otherwise distributed thereon) acquired by me in the Merger in violation of the 1933 Act or the Rules and Regulations.

B. I have carefully read this letter and the Merger Agreement and have discussed their requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Park Common Shares (including any securities which may be paid as a dividend or otherwise distributed thereon), to the extent I felt necessary, with my legal counsel or legal counsel for Vision Bancshares. I understand that Park is relying on the representations I am making in this letter and I hereby agree to hold harmless and indemnify Park and its officers and directors from and against any losses, claims, damages, expenses (including reasonable attorneys’ fees) or liabilities (“Losses”) to which Park or any officer or director of Park may become subject under the 1933 Act or otherwise as a result of the untruth, breach or failure of such representations.

C. I have been advised that the issuance of the Park Common Shares to me pursuant to the Merger will have been registered with the Commission under the 1933 Act on a Registration Statement on Form S-4. However, I have also been advised that since I may be deemed to be an affiliate of Vision Bancshares under the Rules and Regulations at the time the Merger Agreement was submitted for a vote of the shareholders of Vision Bancshares, that the Park Common Shares (including any securities which may be paid as a dividend or otherwise distributed thereon) must be held by me indefinitely unless (i) my subsequent distribution of Park Common Shares (or other securities) has been registered under the 1933 Act; (ii) a sale of

B-1

the Park Common Shares (or other securities) is made in conformity with the volume and other applicable limitations of a transaction permitted by Rule 145 promulgated by the Commission under the 1933 Act and as to which Park has received satisfactory evidence of the compliance and conformity with said Rule; or (iii) a transaction in which, in the opinion of legal counsel reasonably acceptable to Park or in accordance with a no-action letter from the Commission, some other exemption from registration is available with respect to any such proposed sale, transfer or other disposition of the Park Common Shares (or other securities).

D. I understand that Park is under no obligation to register under the 1933 Act the sale, transfer or other disposition by me or on my behalf of any Park Common Shares acquired by me in the Merger or to take any other action necessary in order to make an exemption from such registration available.

E. I also understand that stop transfer instructions will be given to Park’s transfer agent with respect to any Park Common Shares (including any securities which may be paid as a dividend or otherwise distributed thereon) which I receive in the Merger and that there will be placed on the certificates for such Park Common Shares acquired by me in the Merger, or any substitutions therefor, a legend stating in substance:

“The common shares represented by this certificate have been issued or transferred to the registered holder as a result of a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended, applies.”

“The common shares represented by this certificate may only be transferred in accordance with the terms of an agreement dated             , 2006 between the registered holder hereof and the issuer of the certificate, a copy of which agreement will be sent to the holder hereof without charge within five days after receipt of written request therefor.”

F. I also understand that unless the transfer by me of my Park Common Shares has been registered under the 1933 Act or is a sale made in conformity with the provisions of Rule 145, Park reserves the right to put the following legend on the certificates issued to my transferee:

“The common shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such common shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The common shares may not be sold, pledged, transferred or otherwise disposed of except in accordance with an exemption from the registration requirements of the Securities Act of 1933.”

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It is understood and agreed that the legends set forth in paragraphs E and F above shall be removed and any stop order instructions with respect thereto shall be canceled upon receipt of advice from legal counsel in form and substance satisfactory to Park that such actions are appropriate under the then-existing circumstances.

Very truly yours,

Date: ___________________________
(Name of Affiliate)

PLEASE PRINT YOUR NAME HERE:

Accepted this              day of

            , 200_

PARK NATIONAL CORPORATION

By:

Printed Name:

Title:

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